Exhibit 10.16

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT,

MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS

THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

AGREEMENT AND PLAN OF MERGER

by and among

ENCARDA, INC.,

RSF MERGER SUB, INC.

RANCHO SANTA FE BIO, INC.

and

Shareholder Representative Services LLC, as the Representative

Dated as of March 11, 2024

TABLE OF CONTENTS

EXHIBITS:

Exhibit A	Form of Certificate of Merger
Exhibit B	Form of Letter of Transmittal
Exhibit C	Form of Paying Agent Agreement
Exhibit D	Form of Note Cancellation Agreement
Exhibit E	Form of Amendment to Patent License and Know-How Agreement
Exhibit F	Form of Consultant Termination Agreement
Exhibit G	Form of FIRPTA Certificate
Exhibit H	Estimated Allocation Schedule

SCHEDULES:

Schedule A	Securityholders
Schedule B	Disclosure Schedule

i

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of this 11th day of March 2024, by and among EnCarda, Inc., a Delaware corporation (“Buyer”), RSF Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Rancho Santa Fe Bio, Inc., a Delaware corporation (the “Company”), Mayo Foundation for Medical Education and Research (“Mayo”), Randy Berholtz, Leonard Miller, Laura Lewerentz-Juziuk, and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as representative of the Securityholders (as defined herein) (the “Representative”).

RECITALS

WHEREAS, the boards of directors of the Company, Buyer and Merger Sub have approved (i) this Agreement and (ii) the merger of Merger Sub with and into the Company (the “Merger”), with the Company to be the surviving corporation of the Merger as a wholly owned subsidiary of Buyer (the “Surviving Entity”), in each case, upon the terms and conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), and the board of directors of the Company has declared that it is advisable and in the best interests of the stockholders of the Company that this Agreement and the Merger be adopted and approved by the stockholders of the Company;

WHEREAS, Buyer, in its capacity as the sole stockholder of Merger Sub has approved this Agreement and the Merger; and

WHEREAS, the Securityholders hold, beneficially and of record, 6,130,916 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), which constitutes one hundred percent (100%) of the issued and outstanding shares of the Company’s authorized capital stock, and all of the issued and outstanding Convertible Notes (collectively with the Common Stock, the “Securities”).

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

MERGER; CLOSING

Section 1.1 Merger. On the Closing Date, subject to the satisfaction or waiver of the conditions specified in Article VI, (i) the Company will execute a certificate of merger in substantially the form of Exhibit A (the “Certificate of Merger”) in accordance with the relevant provisions of the DGCL and (ii) the Company will cause such executed Certificate of Merger to be filed with the Secretary of State of the State of Delaware in accordance with the DGCL, and the Merger will be effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed in writing by Buyer and the Company and specified therein (the “Effective Time”).

Section 1.2 Effective of the Merger; Further Assurances.

(a) At the Effective Time, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease and the Company shall be the surviving corporation of the Merger pursuant to the terms of this Agreement and the Certificate of Merger. The effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the foregoing, from and after the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall be vested in the Surviving Entity and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity, all as provided under the DGCL. If, at any time after the Effective Time, the Surviving Entity determines that any further documents or acts are necessary to vest in the Surviving Entity the title to any properties, rights, privileges, powers, or franchises of the Company acquired in the Merger or to otherwise carry out the purposes of this Agreement, the Surviving Entity and its respective officers and directors will execute and deliver all such documents and do all such acts, and the officers and directors of the Surviving Entity are fully authorized in the name of the Surviving Entity or otherwise to take any and all such action after the Effective Time, as the case may be, solely for the purposes set forth in this Section 1.2.

(b) At the Effective Time, the certificate of incorporation of the Company will, by operation of law and without any further action by any Person, be amended and restated in its entirety to contain the provisions set forth in the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time (except for any references to the name, incorporator, or original directors of Merger Sub), and as so amended and restated will be the certificate of incorporation of the Surviving Entity until thereafter amended or repealed in accordance with the provisions thereof and applicable Law.

(c) At the Effective Time, the bylaws of the Company will, by operation of law and without any further action by any Person, be amended and restated in their entirety to contain the provisions set forth in the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except for any references to the name of Merger Sub), and as so amended and restated will be the bylaws of the Surviving Entity until thereafter amended or repealed in accordance with the provisions thereof, the certificate of incorporation of the Surviving Entity, and applicable Law.

(d) The directors and officers, respectively, of Merger Sub in office immediately prior to the Effective Time will be the directors and officers, respectively, of the Surviving Entity until their respective successors are duly elected and qualified or appointed in the manner provided in the certificate of incorporation and bylaws of the Surviving Entity, their earlier resignation or removal, or as otherwise provided by applicable Law.

Section 1.3 Conversion of Shares; Treatment of Promissory Notes. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company, or the holders of any of the securities described below:

(a) Each share of the common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Entity, and the shares of the Surviving Entity into which the shares of the common stock of Merger Sub are so converted shall be the only shares of capital stock of the Surviving Entity that are issued and outstanding immediately after the Effective Time.

(b) Each share of Common Stock held in the treasury of the Company and each share of Common Stock owned or held, directly or indirectly, by the Company, Buyer or the Merger Sub, in each case, immediately prior to the Effective Time, will be cancelled and retired and will cease to exist without any conversion thereof and no payment of cash or any other consideration will be made with respect thereto.

(c) Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock cancelled pursuant to Section 1.3(b) and Dissenting Shares) will automatically be cancelled and retired and will cease to exist, and will be converted into the right to receive the portion of the Closing Stockholder Payment payable with respect to such share of Common Stock pursuant to Section 1.5(a) plus any amount payable with respect to such share of Common Stock pursuant to Section 1.7 and Section 7.7(b), as applicable.

(d) The Convertible Notes shall be terminated and be of no further force and effect and will cease to exist, and each holder thereof shall be entitled, subject to the delivery to the Buyer and the Company of a Note Cancellation Agreement in respect thereof, to the Convertible Note Payoff Amount set forth opposite such holder’s name on the Allocation Schedule. For the avoidance of doubt, no amounts shall be payable pursuant to Section 1.7 and Section 7.7(b) shall be payable to any holder of Convertible Notes.

(e) For purposes of calculating the amount of cash payable hereunder with respect to shares of Common Stock, the consideration payable shall be calculated on an aggregate basis for all Common Stock held by a given stockholder. All payments to be made by Buyer hereunder shall be without interest.

Section 1.4 Calculation of the Closing Merger Consideration.

(a) At least five (5) Business Days prior to the Closing, the Company will prepare and deliver to Buyer a statement (the “Closing Statement”) setting forth the following:

(i) the Company’s good faith calculation and estimate of (i) (A) the amount of Closing Cash, (B) the amount of Closing Date Company Indebtedness, (C) the Transaction Costs and (D) using the amounts referenced in clauses (A) through (and including) (C), the Closing Merger Consideration (the “Closing Merger Consideration Calculation”) and, in each case, the components thereof accompanied by reasonable supporting detail and documentation and (ii) a calculation of the Closing Per Common Share Consideration payable in respect of each share of issued and outstanding Common Stock;

(ii) with respect to each Stockholder, (A) the name, physical address (to the extent known to the Company), and e-mail address, of such holder, (B) the number of shares of Common Stock held by such holder and the respective certificate numbers of all certificates evidencing all such shares (if applicable), (C) the number of any such shares that are Dissenting Shares, (D) the Closing Stockholder Payment, (E) the Release Pro Rata Share and (F) the initial Fundamental Pro Rata Share;

(iii) with respect to each holder of Convertible Notes, (A) the name, physical address (to the extent known to the Company), and e-mail address, of such holder, (B) the original principal amount of such Convertible Note and Convertible Note Payoff Amount as set forth in the payoff letter or Note Cancellation Agreements delivered pursuant to Section 1.12(a)(iii)(A) and (C) the initial Fundamental Pro Rata Share (Section 1.4(a)(ii) and Section 1.4(a)(iii) collectively, the “Allocation Schedule”); and

(iv) a funds flow statement for the payments to be made at Closing, which will include the identity, the tax identification number (if known by the Company) and wire transfer information for, and amount to be delivered to, (i) each payee of (1) Closing Date Company Indebtedness and (2) Transaction Costs, (ii) each Stockholder, (iii) each holder of a Convertible Note and (iv) the corresponding amount to be deposited with the Paying Agent in accordance with this Agreement (the “Funds Flow Statement”).

Attached as Exhibit H hereto is the Company’s good faith estimated Closing Merger Consideration Calculation and Allocation Schedule (which Allocation Schedule shows the actual ownership of all the equity of the Company as of the date hereof and as of the Closing, other than adjustments for Dissenting Shares), based on a projected Closing Date of March 31, 2024.

(b) The Closing Merger Consideration Calculation, and each element of the Closing Merger Consideration Calculation shall be prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company shall consult with Buyer with respect to their review of the Closing Statement, each of which shall be in a form and substance reasonably satisfactory to Buyer. Buyer shall be entitled to rely on the information contained in the Closing Statement without Liability for all purposes hereunder and otherwise in connection with the Merger.

(c) The portion of the Closing Merger Consideration each Stockholder is entitled to receive at the Closing in respect of his, her or its shares of Common Stock will be set forth on the Closing Statement and Allocation Schedule and will equal an amount in cash equal to the product of (A) the Closing Per Common Share Consideration multiplied by (B) the number of shares of Common Stock held by such Stockholder immediately prior to the Effective Time that were converted in accordance with Section 1.3(c) (the “Closing Stockholder Payment”).

Section 1.5 Closing Payments.

(a) Subject to Section 1.6, within one (1) Business Day of the Closing, Buyer will, or will cause Merger Sub to, deposit with the Paying Agent for further distribution to Stockholders the Closing Stockholder Payments payable to the Stockholders as set forth in the Closing Statement and Allocation Schedule by wire transfer of immediately available funds to the account designated in the Funds Flow Statement.

(b) Within one (1) Business Days of the Closing, Buyer will, or will cause Merger Sub to, on behalf of the Company, deposit with the Paying Agent for further distribution to the holders of Closing Date Company Indebtedness as set forth in the certificates, Note Cancellation Agreements and instructions delivered to Buyer pursuant to Section 1.12(a)(iii)(A), the sums necessary to pay the Closing Date Company Indebtedness in accordance with the wire instructions set forth in such certificates, Note Cancellation Agreements and instructions.

(c) Within one (1) Business Day of the Closing, Buyer will, or will cause Merger Sub to, pay on behalf of the Company, to the Persons to which Transaction Costs are owed, the sums necessary to pay such Transaction Costs as set forth in the pay-off letters delivered to Buyer pursuant to Section 1.12(a)(iii)(A), in accordance with wire transfer instructions set forth in such pay-off letters.

(d) Each of the Securityholders hereby (whether by executing this Agreement, a Letter of Transmittal, or a Note Cancellation Agreement) acknowledges and agrees that the Merger Consideration, including the Milestone Payments and Royalty Payments, are being allocated among the Securityholders pursuant to the Allocation Schedule. Upon making payments in accordance with the Allocation Schedule, whether such payments are made directly to the Securityholders in accordance with the Allocation Schedule and the Funds Flow Statement, Buyer shall be deemed to have satisfied its obligations to make payments with respect to the transactions contemplated by this Agreement and shall have no further obligations to the Securityholders with respect to payment of any consideration, including the Merger Consideration, the Milestone Payments and the Royalty Payments.

Section 1.6 Payment Mechanics.

(a) At or after the Effective Time, in accordance with the Paying Agent Agreement, upon delivery by a Stockholder of a duly executed letter of transmittal substantially in the form of Exhibit B (the “Letter of Transmittal”) to the Paying Agent (i) the Paying Agent will pay each such Stockholder the Closing Stockholder Payment to which such Stockholder is entitled under Section 1.5 and (ii) each Stockholder will be irrevocably entitled to receive the portion of any amount payable under Section 1.7 and Section 7.7(b), as applicable, with respect to the shares of Common Stock held by such Stockholder immediately prior to the Effective Time. The Closing Stockholder Payment payable to a Stockholder will be made by wire transfer of immediately available funds to an account designated in writing by such Stockholder in the Letter of Transmittal and in the Funds Flow Statement.

(b) At or after the Effective Time, in accordance with the Paying Agent Agreement, upon delivery by a Noteholder of a duly executed Note Cancellation Agreement to the Paying Agent, the Paying Agent will pay each such Noteholder the amount of Closing Date Company Indebtedness to which such Noteholder is entitled under Section 1.5. The Closing Date Company Indebtedness payable to a holder of Convertible Notes will be made by wire transfer of immediately available funds to an account designated in writing by such holder of Convertible Notes in the Note Cancellation Agreement and in the Funds Flow Statement.

(c) At any time that is more than one (1) year after the Effective Time, Buyer may cause the Paying Agent to pay over to the Surviving Entity or Buyer any portion of the aggregate Closing Stockholder Payments and Closing Date Company Indebtedness (in each case, including any earnings thereon) that had been delivered to the Paying Agent and that has not been disbursed to Stockholders or holders of Convertible Notes as of such time. After the Paying Agent makes such payments to the Surviving Entity or Buyer, all former Stockholders or holders of Convertible Notes will be entitled to look only to the Surviving Entity or Buyer (subject to any applicable abandoned property, escheat, and other similar Laws) as general creditors thereof with respect to the cash payable pursuant to this Agreement and the Paying Agent will have no further obligation under this Section 1.6 in its capacity as such. None of the Surviving Entity, Buyer, Merger Sub or the Representative will be liable to any Person in respect of amounts paid to a public official to the extent required under any applicable abandoned property, escheat, or similar Law. Any Merger Consideration remaining undistributed to Securityholders immediately prior to such time as such Merger Consideration would otherwise escheat to or become the property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Buyer free and clear of all claims or interest of any Person previously entitled thereto.

(d) At the Effective Time, the stock transfer books of the Company shall be closed and no further registration of transfers of shares shall thereafter be made on the books and records of the Company. If, after the Effective Time, stock certificates representing shares of Common Stock are presented to the Surviving Entity, they will be cancelled and exchanged as provided in this Section 1.6.

(e) The Company and the Securityholders acknowledge and agree (whether by executing this Agreement, a Letter of Transmittal, or a Note Cancellation Agreement) that (i) Buyer would not enter into this Agreement without the representations and warranties, covenants and agreements set forth in the Letter of Transmittal, (ii) the Merger Consideration is in partial consideration of the representations and warranties, covenants and agreements set forth in the Letter of Transmittal and (iii) by executing the Written Consent, the Stockholders are approving the terms of the Letter of Transmittal and agreeing and approving that no Merger Consideration shall be paid except to the extent any Stockholder has delivered a Letter of Transmittal.

Section 1.7 Milestone Payments.

(a) Milestone Payments. Buyer will deliver to the Paying Agent, for further distribution to the Stockholders in accordance with each Stockholder’s Release Pro Rata Share (as set forth on the Allocation Schedule), by wire transfer of immediately available funds to the account designated in the Funds Flow Statement and in the Letters of Transmittal delivered to the Paying Agent (which shall be confirmed in writing by each such Stockholder prior to any payment), the following payments to be paid by Buyer after the first achievement of each of the milestones set forth below (each such milestone, a “Milestone” and each such payment, a “Milestone Payment”):

Milestone	Milestone Payment by Buyer
First IndicationI
1. [***]	$[***]
2. [***]:
a. [***]; or	$[***]

I	Milestones 1-6 below are solely with respect to the First Indication.

b. [***].	$[***]
3. [***]	$[***]
4. [***]	$[***]
5. [***]	$[***]
6. [***]	$[***]
Second Indication[2]
1. [***]	$[***]
2. [***]	$[***]
3. [***]	$[***]
4. [***]	$[***]
5. [***]	$[***]
6. [***]	$[***]
7. [***]	$[***]
First Indication – Sales Milestones[3]
1. [***]	$[***]
2. [***]	$[***]
3. [***]	$[***]
4. [***]	$[***]
5. [***]	$[***]
Second Indication – Sales Milestones[4]
1. [***]	$[***]

Buyer shall provide the Representative with written notice of the achievement of any Milestone within [***] after Buyer has become aware of the occurrence thereof, and will make the corresponding Milestone Payment within [***] after such notice. Each Milestone Payment shall be payable only once upon the first occurrence of the corresponding Milestone for the Product. After a Milestone has been achieved with respect to a Product, no amounts will be due for any subsequent or repeated achievements of any Milestone. In accordance with the foregoing, the maximum total Milestone Payments payable by Buyer under this Section 1.7(a) would be $276,000,000.

[2]	Milestones 1-7 below are solely with respect to the Second Indication.
[3]	Milestones 1-5 below are solely with respect to the First Indication.
[4]	Milestone 1 below is solely with respect to the Second Indication.

(b) In addition, based on aggregate annual worldwide Net Sales of the Product sold by Buyer or any of its Affiliates or licensees after the Closing, Buyer shall pay an amount equal to the applicable Royalty Rate (set forth in the chart below) multiplied by the corresponding amount of incremental, aggregated worldwide Net Sales of the Product sold after the Closing (each such fee, the applicable “Royalty Payment”) to the Stockholders in accordance with each Stockholder’s Release Pro Rata Share (as set forth on the Allocation Schedule), by wire transfer of immediately available funds to the account designated in the Funds Flow Statement (which shall be confirmed in writing by each such Stockholder prior to any payment). The royalty rates are as follows:

For that Portion of Total Aggregate Calendar Year Worldwide Net Sales of the Product	Royalty Rate
[***]	[***]
[***]	[***]

(c) The Royalty Payments payable by Buyer to Stockholders under Section 1.7(b) shall be paid on a product-by-product and country-by-country basis until the earliest to occur of (i) the Buyer’s, its Affiliates or sublicensees’ termination of development and commercialization of the Product, (ii) the expiration in such country of the last to expire Valid Claim of a Patent within the Company Intellectual Property that claims the Product, the Product’s use or any aspect of the Product that limits the manufacture, use, or sale of the Product by a competitor, or (iii) the first commercial sale of a Generic Product in the same indication as the Product (the “Royalty Term”).

(d) From and after the First Commercial Sale of the Product until the end of the Royalty Term, Buyer shall furnish to the Representative a written report for each calendar year thereafter (with the first such calendar year being the calendar year in which such First Commercial Sale occurred), showing the worldwide Net Sales of the Product, within [***] following the end of such calendar year (each, a “Sales Report”). Within [***] after the submission of each Sales Report, Buyer will pay to Company a sum equal to the aggregate Royalty Payment due for such calendar year as reported in such Sales Report.

(e) The Stockholders acknowledge and agree (whether by executing this Agreement or a Letter of Transmittal) that after the Closing, nothing contained in this Section 1.7 shall in any way limit Buyer’s and any of its Affiliates’ right to operate Buyer’s and/or its Affiliates’ businesses, including the Company or the terms and conditions of the development or commercialization of the Product and any sales of the Product, in any way that Buyer or such Affiliate deems appropriate in its sole discretion. Each of the Stockholders further acknowledges and agrees (whether by executing this Agreement or a Letter of Transmittal) that: (i) the amounts of the Milestone Payments and Royalty Payments payable are speculative and subject to numerous factors outside the control of Buyer and its Affiliates; (ii) there is no assurance that the Stockholders will receive any Milestone Payments or Royalty Payments and Buyer and its Affiliates have not promised the assurance of, or projected any, Milestone Payments or Royalty Payments; (iii) Buyer and its Affiliates owe no express or implied duty (fiduciary or otherwise) to the Stockholders with respect to the achievement of the Milestone Payments or Royalty Payments; and (iv) the parties to the Agreement solely intend the express provisions of the Agreement, including this Section 1.7, to govern their contractual relationship on this subject.

(f) Notwithstanding anything to the contrary contained herein, in the event the Specified Milestone is achieved, an amount equal to [***] of the amount payable in respect thereof (i.e., [***]) will be held back and retained by Buyer (and reduce the amount of the Milestone Payment payable to the Stockholders in respect thereof) as partial security for the indemnification, compensation and reimbursement obligations of the Securityholder Indemnifying Parties in accordance with the terms and conditions set forth in this Agreement (the “Holdback Fund”). It is intended that the Holdback Fund will qualify for installment sale reporting under Section 453 of the Code. Any distributions to be made out of the Holdback Fund for the benefit of the Stockholders shall be made in accordance with Section 7.7(b). Each Stockholder’s right, if any, to receive any amounts from the Holdback Fund are non-transferable and non-assignable.

Section 1.8 Representative.

(a) By the adoption of the Merger, and by virtue of the execution of this Agreement and/or acceptance of any benefits thereof, including any consideration pursuant to this Agreement, each of the Securityholders irrevocably nominate, constitute and appoint the Representative, as of the Closing, as the true and lawful agent and attorney-in-fact of each Securityholder, for all purposes in connection with this Agreement, and any related agreements, with full power in his or her name and on his or her behalf to act according to the terms of the Transaction Documents in the discretion of the Representative, and to do all things and to perform all acts, including (1) amending the Transaction Documents, (2) waiving rights, (3) discharging Liabilities and obligations, (4) determining, disputing and facilitating the disbursement of the Milestone Payments and the Royalty Payments, (5) defending and settling of any claims under Article VII, (6) facilitating the disbursement of the Holdback Fund (or any portion thereof) in accordance with this Agreement and (7) executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by, or deemed advisable in connection with, the Transaction Documents. Any and all such actions taken by the Representative on behalf of the Securityholders as provided hereunder shall be binding on all Securityholders, and Shareholder Representative Services LLC hereby accepts such appointment. This power of attorney and all authority hereby conferred is coupled with an interest, is granted in consideration of the mutual covenants and agreements made herein, shall be irrevocable and shall not be terminated by any act of any one or more Securityholders, or by operation of Law, whether by death or other event.

(b) All decisions and actions by the Representative, including any agreement between the Representative and Buyer relating to the determination of the Merger Consideration, the determination, dispute and facilitating the disbursement of the Milestone Payments and Royalty Payments or the defense or settlement of any claims for which the Securityholders may be required to indemnify the Buyer Indemnified Parties pursuant to Article VII hereof as well as facilitating the disbursement of all or any portion of the Holdback Fund pursuant to this Agreement in respect thereof, shall be binding upon the Securityholders, and no Securityholder shall have the right to object, dissent, protest or otherwise contest the same. Each of the Securityholders acknowledges and agrees that the Representative will be advised by and/or directed by the Advisory Committee serving as an advisory committee to the Representative as set forth in that certain Engagement Letter, dated as of the date hereof, by and among the Representative, Mayo, Randy Berholtz and the parties identified on Schedule A attached thereto. No Securityholder or its Affiliates will have any Liability to any other Securityholder as a result of any decisions made by, directions given by, determinations of or advice provided by the Advisory Committee. The term “Advisory Committee” means two members, one (1) committee member appointed by Mayo Clinic and one (1) committee member appointed by Randy Berholtz. Mayo Clinic and Randy Berholtz may, at any time and at their sole discretion, replace their appointed committee member by notifying the Representative and the other member of the Advisory Committee in writing.

(c) Each Securityholder agrees that: (i) Buyer and its Affiliates shall be able to rely conclusively on the instructions and decisions of the Representative as to the determination of the Merger Consideration, the determination, dispute and facilitating the disbursement of the Milestone Payments and Royalty Payments in accordance with the Allocation Schedule and the settlement of any claims for indemnification by a Buyer Indemnified Party pursuant to Article VII hereof, facilitating the disbursement of the Holdback Fund (or any portion thereof) pursuant to this Agreement or any other actions required to be taken by the Representative under the Transaction Documents, and no Securityholder shall have any cause of action against any Buyer Indemnified Party for any action taken by such Person in reliance upon the instructions or decisions of the Representative; (ii) Buyer shall be required to file and negotiate any claims or disputes related to or in connection with the Transaction Documents, including the determination of the Merger Consideration, the determination, dispute and disbursement of the Milestone Payments and Royalty Payments, or indemnification by the Securityholders pursuant to Article VII hereof, only with the Representative (on behalf of the Securityholders) and not with each Securityholder; (iii) all actions, decisions and instructions of the Representative shall be conclusive and binding upon all Securityholders and no Securityholder shall have any cause of action against the Representative; (iv) the provisions of this Section 1.8 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Securityholder may have in connection with the transactions contemplated hereby; and (v) the provisions of this Section 1.8 shall be binding upon the executors, heirs, legal representatives and successors of each Securityholder, and any references in this Agreement to a Securityholder shall mean and include the successors to such Securityholder’s rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

(d) The Representative will incur no liability in connection with its services pursuant to this Agreement and any related agreements except to the extent resulting from its gross negligence or willful misconduct. The Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Securityholders will indemnify, defend and hold harmless the Representative from and against any and all losses, Liabilities, Damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Representative’s enforcement of its rights under this Agreement or any other agreement entered into in connection with the transactions contemplated by this Agreement, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the bad faith, fraud, gross negligence or willful misconduct of the Representative, the Representative will reimburse the Securityholders the amount of such indemnified Representative Loss to the extent attributable to such fraud, bad faith, gross negligence or willful misconduct. Representative Losses may be recovered by the Representative from (i) the funds in the Expense Fund and (ii) any other funds that become payable to the Securityholders under this Agreement at such time as such amounts would otherwise be distributable to the Securityholders; provided, that while the Representative may be paid from the aforementioned sources of funds, this does not relieve the Securityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred. In no event will the Representative be required to advance its own funds on behalf of the Securityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Securityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Representative hereunder. The foregoing indemnities will survive the Closing, resignation or removal of the Representative or the termination of this Agreement.

(e) Upon the Closing, the Company will wire [***] (the “Expense Fund”) to the Representative, which will be used for any expenses incurred by the Representative. The Securityholders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Representative any ownership right that they may otherwise have had in any such interest or earnings. The Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Representative’s responsibilities, the Representative will deliver any remaining balance of the Expense Fund to the Paying Agent for further distribution to the Securityholders. For tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Securityholders at the time of Closing.

(f) The Representative may resign at any time upon 30 days’ written notice, and may be removed for any reason or no reason by unanimous approval from and by written consent of the Advisory Committee; provided, however, in no event shall Representative be removed without the Advisory Committee having first appointed a new Representative who shall assume such duties immediately upon the removal of Representative. In the event of the incapacity, resignation or removal of Representative, the Advisory Committee shall automatically be appointed as the Representative unless and until a new Representative shall be appointed by the vote or written consent of the Advisory Committee. Notice of such vote or a copy of the written consent appointing such new Representative shall be sent to Buyer, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Buyer; provided, that until such notice is received, Buyer shall be entitled to rely on the decisions and actions of the prior Representative as described herein.

Section 1.9 Withholding. Each of Buyer and the Company, and their agents shall be entitled to deduct and withhold from any amounts payable hereunder any amounts it may be required to deduct and withhold under any applicable Tax Law. Amounts withheld under this Section 1.9 shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 1.10 Appraisal Rights. Each share of Common Stock that is issued and outstanding immediately prior to the Effective Time and is held by a Person who, in accordance with Section 262 of the DGCL, (a) has not voted in favor of the Merger or consented thereto in writing or executed an enforceable waiver of appraisal rights (whether before or after the date of this Agreement) and (b) has properly demanded appraisal of such share of Common Stock, and not effectively withdrawn, lost, or failed to perfect their rights to appraisal, will not, at the Effective Time, be converted into the right to receive any portion of the Merger Consideration and instead will be cancelled and retired and shall cease to exist and shall represent only the right to receive payment from the Surviving Entity with respect thereto as provided by the DGCL, unless and until the holder of any such share has failed to perfect or has effectively withdrawn or lost his, her, or its right to appraisal and payment under the DGCL, in which case such share will thereupon be deemed, as of the Effective Time, to have been cancelled and retired and to have ceased to exist and been converted into the right to receive, upon the terms set forth in this Agreement, without interest, in accordance with this Agreement, the applicable portion of the Merger Consideration. From and after the Effective Time, no Stockholder who has demanded appraisal rights will be entitled to vote his, her, or its shares of Common Stock for any purpose or to receive payment of dividends or other distributions on his, her, or its shares (except dividends or other distributions payable to Stockholders of record at a date prior to the Effective Time). Any shares of Common Stock for which appraisal rights have been properly exercised, and not subsequently withdrawn, lost, or failed to be perfected, in each case, in accordance with this Section 1.10 and the DGCL, are referred to in this Agreement as “Dissenting Shares.” The Company will give Buyer prompt notice of any demands for appraisal received by the Company, including any Stockholder’s notice of their intent to demand payment pursuant to the DGCL that the Company receives, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company, and will not settle any such demands unless consented to in writing by Buyer, such consent not to be unreasonably withheld, conditioned or delayed.

Section 1.11 The Closing. In lieu of an in-person meeting, the closing of the Merger and the other transactions contemplated hereby (the “Closing”) will be accomplished remotely by teleconference and electronic exchange of documents (in .pdf or image format) at 10:00 am local time in Boston, Massachusetts on the third (3rd) Business Day following the satisfaction (or due waiver by the party entitled to the benefit of such condition) of the closing conditions set forth in Article VI (other than conditions that by their nature only can be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing). The date the Closing actually occurs is referred to herein as the “Closing Date.”

Section 1.12 Closing Deliverables.

(a) Deliveries by the Company. Upon the terms and subject to the conditions contained herein, at the Closing, the Company shall deliver to Buyer the following:

(i) Letters of Transmittal. Completed Letters of Transmittals for each holder of shares of Common Stock;

(ii) Stockholder Approval. A written consent of all the Stockholders approving the Merger, this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, in a form reasonable acceptable to Buyer (the “Written Consent”);

(iii) Payoff Letters; Lien Releases. Fully executed payoff letters from (A) all holders of Closing Date Company Indebtedness being repaid at Closing (as set forth on Section 1.12(a)(iii) of the Disclosure Schedule), which such payoff letters shall, among other things, be in form and substance reasonably acceptable to Buyer, and include a complete release of all Liens with respect to such Indebtedness and wire instructions for such holder of Closing Date Company Indebtedness, including in the case of each holder of Convertible Notes, a Note Cancellation Agreement; and (B) each Person owed any Transaction Costs being paid at the Closing pursuant to Section 1.5(a), in form and substance reasonably acceptable to Buyer, setting forth the amount of Transaction Costs owed to such Person and acknowledging that such amount shall be in full satisfaction of all Transaction Costs owed to such Person;

(iv) Termination of Agreements. The Company shall have terminated each of the contracts set forth on Section 1.12(a)(iv) of the Disclosure Schedule;

(v) Resignations. Resignations (effective as of the Closing) from all directors of the Company and such officers of the Company as Buyer may have requested prior to the Closing, in each case solely in their capacity as directors and/or officers;

(vi) Mayo Amendment. The Company will have delivered an amendment to the Patent License and Know-How Agreement between the Company and Mayo Foundation for Medical Education and Research in the form attached as Exhibit E;

(vii) Consultant Termination Agreement. The Company shall have delivered a Consultant Termination Agreement for each consulting agreement and scientific advisor agreement in effect as of immediately prior to the date hereof or the Closing or for which there is any amounts due and payable to the consultant or advisor thereunder as of the date hereof or as of the Closing, substantially in the form attached as Exhibit F; and

(viii) Paying Agent Agreement. The Representative will have delivered a signed counterpart to the Paying Agent Agreement.

(b) Deliveries by Buyer. Upon the terms and subject to the conditions contained herein, at the Closing, Buyer shall deliver to the Company:

(i) Paying Agent Agreement. Each of Buyer and the Paying Agent will have delivered a signed counterpart to the Paying Agent Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

WITH RESPECT TO THE COMPANY

To induce Buyer to enter into this Agreement and Transaction Documents and consummate the transactions contemplated hereby and thereby, the Company hereby makes to Buyer and Merger Sub the representations and warranties contained in this Article II as of the date of this Agreement and as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such Person makes the representations and warranties as of such particular date), and except as disclosed by the Securityholders or the Company in the written Disclosure Schedule provided to Buyer (the “Disclosure Schedule”). The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II. The disclosures in any section or subsection of the Disclosure Schedule corresponding to any section or subsection of this Article II shall qualify other sections and subsections in this Article II if indicated by cross-references to such other sections and subsections or if the applicability of such disclosure to any other applicable representation or warranty is readily apparent from the text of such disclosure.

Section 2.1 Due Organization. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company is duly qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions listed in Section 2.1(a) of the Disclosure Schedule, which jurisdictions are the only ones in which the ownership or leasing of the Company’s Assets or properties or the conduct of the Business requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. The Company has full corporate power and authority to own or lease and to operate and use its Assets and properties and to carry on its business as now conducted. Except as set forth in Section 2.1(b) of the Disclosure Schedule, true and complete copies of (a) the Company Charter, bylaws and other organizational documents and all amendments thereto and (b) the minute books of the Company since the incorporation of the Company have been delivered or made available to Buyer. The Company is not in Default under, or in violation of, any provision of the Company Charter, its by-laws or other organizational documents, each as amended and in effect as of the date hereof.

Section 2.2 Authorization; No Conflict.

(a) The board of directors of the Company has duly adopted resolutions pursuant to which the Company board of directors (i) approved and authorized the execution and delivery of this Agreement and the other Transaction Documents to which it is or will be a party, (ii) approved the consummation of the transactions contemplated hereby and thereby, including the Merger, (iii) determined that the execution and delivery of this Agreement, the other Transaction Documents to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby is advisable, (iv) recommended that the Stockholders of the Company approve this Agreement and the Merger, and (v) directed that this Agreement and the Merger be submitted to the Stockholders of the Company for their approval. Such resolutions have not been rescinded or modified and are in full force and effect. This Agreement has been, and each other Transaction Document to which the Company is a party will be, duly executed and delivered by the Company and, assuming this Agreement and each other Transaction Document to which it is a party is a valid and binding obligation of Buyer or the other parties thereto, as applicable, will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by the application of bankruptcy, insolvency, reorganization, moratorium, and similar Laws relating to or affecting creditors’ rights or to general principles of equity.

(b) The approval of the holders of a majority of the outstanding shares of Common Stock as of immediately prior to the execution hereof entitled to vote thereon is the only votes or approvals of the Stockholders required to approve this Agreement and the other Transaction Documents to which the Company is or will be a party, the transactions contemplated hereby and thereby (including the Merger) and the other matters set forth in the Written Consent (the “Necessary Stockholder Approvals”). The Company obtained the Necessary Stockholder Approvals prior to the execution and delivery hereof, and delivered correct and complete copies of Written Consents evidencing the Necessary Stockholder Approval to Buyer concurrent with the execution and delivery hereof.

(c) Assuming receipt of the Necessary Stockholder Approval, except as set forth in Section 2.2(c) of the Disclosure Schedule, neither the execution and delivery of this Agreement or any other Transaction Documents to which the Company is a party nor the consummation of any of the transactions contemplated hereby or thereby, nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof, in each case by the Company, will:

(i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute, without or without the passage of time or the giving of notice or both, a Default, an event of Default or an event creating rights of acceleration, termination, modification or cancellation or a loss of rights under, any Contract to which the Company is a party or by which the Company is bound or to which any of its properties and Assets are subject (including any Material Contract) or any Permit affecting the properties, Assets or the Business;

(ii) result in the creation or imposition of any Lien upon any of the properties or Assets of the Company;

(iii) conflict with or result in a Default under, any provision of the Company Charter, by-laws or other organizational documents of the Company;

(iv) conflict with or result in a violation or breach of any applicable Law or any Court Order to which the Company is a party; or

(v) require the approval, consent, authorization or act of, or the making by the Company of any declaration, filing, notice or registration with, any Person.

(d) The Company is not, nor will it be by the passage of time, subject to a right of first negotiation, right of first offer or refusal, or any other similar right granted by the Company (or any of its Affiliates) to or in favor of a third party with respect to the Merger, an Acquisition Proposal or a potential Acquisition Proposal or otherwise that could affect or cause any delay in the consummation of the Merger or threaten the compliance with any of the exclusivity obligations under Section 5.3.

Section 2.3 Capitalization.

(a) Section 2.3(a) of the Disclosure Schedule accurately sets forth the capitalization of the Company, including (i) the authorized and outstanding capital stock of the Company and the name and number of shares of the Company’s capital stock held by each Stockholder of the Company and (ii) the name of any holder or beneficial owner of, or of any Person having the right to acquire beneficial ownership of, any shares of, or any other voting or Equity Participation in the Company, in each case, as of immediately prior to the Closing. The shares of Common Stock set forth on Section 2.3(a) of the Disclosure Schedule represent all of the issued and outstanding capital stock of the Company and are duly authorized, validly issued, fully paid and non-assessable. Except as set forth on Section 2.3(a) of the Disclosure Schedule, none of the issued and outstanding shares of Common Stock have been issued in violation of, or are subject to, any preemptive rights, rights of first offer, rights of first refusal, subscription rights or vesting conditions. There are no declared and unpaid dividends or other distributions with respect to any shares of Common Stock. No claim has been made or, to the Knowledge of the Company, threatened against the Company asserting that any Person other than a Person listed on Section 2.3(a) of the Disclosure Schedule is the holder or beneficial owner of, or has the right to acquire beneficial ownership of, any share of capital stock of, or any other voting right or Equity Participation in the Company. The Company holds no shares of Common Stock in treasury.

(b) There are no agreements, arrangements, phantom stock options, warrants, calls, rights or commitments of any character relating to the issuance, sale, purchase or redemption of any shares of Common Stock or capital stock or other equity or equity-based interest of the Company except as set forth on Section 2.3(a) of the Disclosure Schedule. The Company is not a party to any, and to the Knowledge of the Company there exists no shareholder agreement, voting trust agreement or any other similar Contract, agreement, arrangement, commitment, plan or understanding restricting or otherwise relating to the voting, dividend, ownership or transfer rights of any shares of Common Stock of capital stock of the Company except as set forth on Section 2.3(a) of the Disclosure Schedule. The Company has obtained valid waivers of any such rights by other Persons to purchase any of the shares of Common Stock.

(c) Section 2.3(c) of the Disclosure Schedule lists each Contract of the Company relating to the Company’s Common Stock, options, notes (including the Convertible Notes), restricted stock and warrants. The Company has provided to Buyer a true and accurate copy of each Contract identified on Section 2.3(c) of the Disclosure Schedule.

(d) The Company does not currently own or Control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

(e) Section 2.3(e) of the Disclosure Schedule contains a true, correct and complete list of all of the Indebtedness of the Company as of the date of this Agreement, including the Convertible Notes, and identifies for each item of Indebtedness of the Company the outstanding principal and accrued but unpaid interest as of the date of this Agreement.

Section 2.4 Financial Statements.

(a) Section 2.4 of the Disclosure Schedule attaches copies of the Company’s audited financial statements consisting of the balance sheet of the Company as at December 31 in each of the years 2022 and 2021 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as at September 30, 2023 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the nine-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring yearend adjustments and the absence of notes. The Financial Statements fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of September 30, 2023 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.”

(b) The Company maintains adequate internal accounting controls that are designed to ensure that transactions are recorded as necessary to permit preparation of the financial statements of the Company in accordance with GAAP and to maintain accountability for the Assets of the Company. There have been no instances of fraud by the Company or its officers, whether or not material, that occurred during any period covered by the Financial Statements.

Section 2.5 No Undisclosed Liabilities. There are no Liabilities whatsoever of the Company or facts or circumstances that would reasonably be expected to give rise to Liabilities of the Company, whether accrued, contingent, absolute, determined, determinable, or otherwise, other than (a) Liabilities fully recorded or reserved for in the balance sheet as of September 30, 2023, and (b) current Liabilities incurred since September 30, 2023, in the ordinary course of business consistent with past practice and which are not material. Except for Indebtedness reflected in Section 2.5 of the Disclosure Schedule which is to be paid off prior to Closing, Company does not have any Indebtedness outstanding at the date hereof. The Company is not in Default with respect to any such Indebtedness or any instrument relating thereto. The Company has never effected or maintained any “off-balance sheet arrangement” (as defined in Item 303(c) of Regulation S-K of the U.S. Securities and Exchange Commission).

Section 2.6 Absence of Changes. Except as set forth in the Financial Statements or Section 2.6 of the Disclosure Schedule, since the Interim Balance Sheet Date, (a) the Company has conducted its business in the ordinary course of business consistent with past practice and (b) there has not been any Material Adverse Effect or action which, if taken after the date of this Agreement without Buyer’s consent, would have violated the provisions of Section 5.1.

Section 2.7 Real Property. The Company does not own or lease, and has never owned or leased, any Real Property.

Section 2.8 Tangible Assets. The Company owns and has good and valid title to, or a valid leasehold interest in, or a valid and enforceable license to use, all of its tangible assets, free and clear of all Liens (other than Permitted Liens). The tangible assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the Assets, properties and rights necessary and sufficient for the conduct of the Business. All of the material tangible assets have been maintained in a reasonably prudent manner and are in good operating condition and repair, ordinary wear and tear excepted.

Section 2.9 Taxes.

(a) All Tax Returns required to be filed by the Company (i) have been duly and timely filed (taking into account any extension of time to file granted to or obtained by the Company) with the appropriate Governmental Authorities and (ii) all such Tax Returns were complete and correct in all material respects.

(b) All Taxes due and payable by the Company (whether or not shown as due on its Tax Returns) have been timely and fully paid.

(c) The Company has deducted, withheld and timely paid to the appropriate Governmental Authority all Taxes required to be deducted, withheld or paid on behalf of another Person, and the Company has complied in all material respects with its reporting and recordkeeping obligations relating thereto under all applicable Laws.

(d) The Company has made available to Buyer (i) true, correct and complete copies of all U.S. federal and state income Tax Returns, copies of the relevant portions of the U.S. federal and state unitary filings of which the Company are a part, and all other material Tax Returns filed by it in the past four (4) taxable years and (ii) all letter rulings, technical advice memoranda, closing agreements, and similar documents issued by a taxing authority relating to Taxes, in each case, with respect to any state Tax Return on a pro forma basis. There are no audits, inquiries in writing, examinations, investigations, reassessments or litigations by any Governmental Authority relating to Taxes with respect to the Company pending or currently in progress, and no such audits, inquiries, examinations, investigations, reassessments or litigations or other Actions are, to the Knowledge of the Company, threatened or contemplated. No power of attorney with respect to any Taxes has been executed or filed with any Tax Authority, except with respect to the preparation of Tax Returns.

(e) All deficiencies asserted or assessments made against the Company as a result of any examinations by any taxing authority have been fully paid, and no assessment of Tax has been proposed in writing against the Company or any of its Assets or property, and the Company Knows of no grounds for any such assessment.

(f) No written claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction that remains unresolved, and, to the Knowledge of the Company, there is no basis for any such claim to be made.

(g) The Company is not party to or bound by any closing agreement pursuant to Section 7121 of the Code (or any similar provision of any state, local or non-U.S. Law), offer in compromise or other agreement with any taxing authority.

(h) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time (other than any automatic extension) with respect to a Tax assessment or deficiency.

(i) No claim has ever been made by a governmental entity in a jurisdiction where the Company does not file a Tax Return that the Company may be subject to Taxes assessed by such jurisdiction which remains unresolved.

(j) The Company is not and has not been a party to a transaction or Contract that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction. All applicable transfer pricing rules have been complied with, and all documentation required by all relevant transfer pricing Laws has been timely prepared.

(k) The Company will not be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (a) any change in method of accounting for a taxable period ending on or prior to the Closing Date; (b) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (c) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date, (d) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax law); (e) any installment sale or open transaction disposition made on or prior to the Closing Date; (f) any prepaid amount received on or prior to the Closing Date; or (g) any similar election, action or agreement that would have the effect of deferring any Liability for Taxes of the Company from any period ending on or before the Closing Date to any period ending after such date. The Company is not required to make any adjustment under Section 481(a) of the Code.

(l) The Company has not participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or any similar provision of state, local or non-US Tax Law and the Company has not been notified of, or to the Knowledge of the Company has not participated in, a transaction that is described as a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1).

(m) There are no Liens for Taxes (other than Permitted Liens) upon any of the Assets of the Company.

(n) The Company is not a party to or bound by, or has no obligation under, any Tax allocation or sharing or similar Contract or arrangement or any agreement pursuant to which it will have any obligation to make any payments computed by reference to the Taxes, taxable income or taxable losses of any other Person after the Closing Date.

(o) The Company (i) is not, and has never been, a member of an affiliated group of corporations filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) and (ii) has no Liability for Taxes of any other Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor, by contract, or otherwise.

(p) The Company has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(q) The Company does not own any asset described in Section 197(f)(9) of the Code.

(r) The Company does not have and has never had any interest in any partnership, limited liability company or other arrangement that could reasonably be expected to be classified as a partnership for U.S federal income Tax purposes.

(s) The Company has never been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code and the Treasury Regulations promulgated thereunder.

(t) The Company has never elected to be treated as an “S corporation” within the meaning of Section 1362(a)(1) of the Code.

(u) The Company has never undergone prior ownership changes as defined in Section 382 of the Code.

(v) The Company has not applied for any Tax refunds.

Section 2.10 Employees and Labor Matters.

(a) Section 2.10(a)(i) of the Disclosure Schedule sets forth a true and complete list of each employee of the Company (including any Person on a leave of absence), stating each employee’s (i) name, (ii) job title or position, (iii) primary work location, (iv) hire date, (v) classification as exempt or non-exempt for wage and hour purposes, (vi) current annual base salary rate or other rates of compensation, and hourly rate, as applicable (vii) current target bonus opportunity, (viii) full-time or part-time status, (ix) active or leave status, (x) type of employer sponsored visa or work permit, if applicable, and the date of expiration, if applicable, and (xii) total amount of bonus, retention, severance and other amounts to be paid to such employee at the Closing or otherwise in connection with the transactions contemplated hereby. Section 2.10(a)(ii) of the Disclosure Schedule sets forth a true and complete list of all of the independent contractors, consultants, temporary employees, leased employees or other contingent workers engaged or used by the Company (“Contingent Workers”), showing for each Contingent Worker such individual’s (i) name, (ii) role in the business, (iii) location, (iv) fee or compensation arrangements, (v) legal entity engaging the independent contractor, (vi) date of commencement of service and anticipated termination date, if applicable, (vi) if there is a written contract for the work to be performed, and (vii) other material contractual terms with the Company. To the Knowledge of the Company, no such employee or Contingent Worker has any present intention to terminate his or her employment or service relationship with the Company. There are no, and during the past three (3) years there has not been, any actual or, to the Knowledge of the Company, labor strikes, lockouts, picketing of any nature, slowdowns, hand billing or any other labor disputes against or affecting the business of the Company. The Company does not have any duty to bargain with any union or labor organization or other person purporting to act as exclusive bargaining representative (“Union”) of any employees or Contingent Workers with respect to the wages, hours or other terms and conditions of employment of any employee or Contingent Worker. There is no labor agreement, collective bargaining agreement, or other labor related Contracts or arrangements with any Union, or work rules or practices agreed to with any Union, binding on the Company, or being negotiated, with respect to the Company’s operations or any employee or Contingent Worker, and no employees of the Company are represented by any labor union, labor organization or works council with respect to their employment with the Company. To the knowledge of the Company, there are no, and within the past three (3) years, there have not been any union organizing or decertification activities involving employees of the Company. No labor union, labor organization, works council, or group of employees of the Company has made a pending demand for recognition or certification and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. The Company is not and has not been (i) a government “contractor” or “subcontractor” as defined by Executive Order 11246, (ii) required to comply with Executive Order 11246 or any other Laws requiring affirmative action or other employment related actions for government contractors or subcontractors, or (iii) otherwise required to maintain an affirmative action plan.

(b) The Company is, and for the past three (3) years has been, in compliance in all respects with all Laws and Contracts regarding labor, employment and employment practices, including all laws respecting terms and conditions of employment, workers’ compensation, unemployment compensation, exempt and non-exempt status, the classification of employees and independent contractors, mass layoffs, workplace safety and health, wages and hours (including the payment of minimum wage and overtime), employee leaves of absence, civil rights, discrimination, harassment, pay equity, affirmative action, work authorization, immigration, and collective bargaining. Except as set forth in Section 2.10(b) of the Disclosure Schedule, the Company is not delinquent in any payments to any employee or Contingent Worker for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any work or services performed for it or amounts required to be reimbursed to such employees or Contingent Workers. The Company is not liable for any employment Taxes or any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).

(c) The Company is not party to a settlement agreement with a current or former officer, employee, or independent contractor of the Company that involves allegations relating to sexual harassment or other harassment, discrimination, retaliatory act or similar actions by either (i) an officer or director of the Company or (ii) an employee or service provider of the Company. To the knowledge of the Company, in the last five (5) years, no allegations have been made against any (i) officer or director of the Company or (ii) any employee or service provider of the Company, and to the Knowledge of the Company, no facts exist that could reasonably be expected to give rise to such claims.

(d) To the Knowledge of the Company, no employees, independent contractors or other service providers of the Company are in any respect in violation of any term of any employment Contract, nondisclosure agreement, non-competition agreement, non-solicitation agreement, invention assignment agreement or any restrictive covenant obligation: (i) to the Company or (ii) to a former employer, service recipient, or other person or entity relating (A) to the right of any such employee, independent contractor or other service provider to be employed or retained by the Company because of the nature of the business or (B) to the knowledge or use of trade secrets or proprietary information. Section 2.10(c) of the Disclosure Schedule identifies each employee of the Company who is subject to a non-competition, non-solicitation, confidentiality and/or invention assignment agreement with the Company and includes a form of each such agreement.

(e) Except as set forth on Section 2.10(f) of the Disclosure Schedule, all employees of the Company are employed at-will and no employee is subject to any employment Contract with the Company, whether oral or written.

(f) The consummation of the transactions contemplated in this Agreement will not (i) entitle any employee or Contingent Worker of the Company to severance pay, unemployment compensation, bonus payment or any other payment, (ii) accelerate the time of payment for vesting of, or increase the amount of compensation due to, any such employee or Contingent Worker, or (iii) entitle any such employee or Contingent Worker to terminate, shorten or otherwise change the terms of his or her employment.

(g) Any transfer of property which was subject to a substantial risk of forfeiture and which would otherwise have been subject to taxation under Section 83(a) of the Code is covered by a valid and timely filed election under Section 83(b) of the Code, and, except as set forth on Section 2.10(g) of the Disclosure Schedule, a copy of such election has been provided to the Company.

Section 2.11 Employee Benefit Plans.

(a) Section 2.11(a) of the Disclosure Schedule sets forth a true, complete and correct list of all Company Benefit Plans. Each Company Benefit Plan is and has been established, maintained, operated, funded and administered in compliance in all material respects with its terms, ERISA, the Code, any other applicable Law and the terms of any related documents or Contracts. The Company has made available to Buyer true, correct and complete copies of the plan documents or agreements underlying each Company Benefit Plan (or, to the extent no such copies exist, a description of the material terms) and the following, as applicable: (i) any amendments to the plan document or agreement; (ii) the most recent (A) Form 5500 and attached schedules, (B) actuarial valuation reports and (C) summary plan description and summaries of material modifications thereto; (iii) determination or opinion letter, if any, received from the Internal Revenue Service; and (iv) any material written communications to or from any Governmental Authority or summaries thereof. All contributions, distributions, reserves, reimbursements and premium payments required to be made with respect to each Company Benefit Plan have been timely made or have been properly accrued in accordance with the provisions of each of the Company Benefit Plans, applicable Laws and GAAP. No Company Benefit Plan is mandated by a government or is subject to the Laws of a jurisdiction outside of the United States.

(b) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination or opinion letter from the Internal Revenue Service as to its qualified status, and the exempt status of its accompanying trust under Section 501(a) of the Code, and, no fact or event has occurred since the date of such letter that could adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust or require corrective action to the Internal Revenue Service or Employee Plan Compliance Resolution System to maintain such qualification or exempt status.

(c) No Action (excluding claims for immaterial benefits incurred in the ordinary course) has been brought or is pending or, to the Knowledge of the Company, threatened or anticipated against or with respect to any Company Benefit Plan or any fiduciary or service provider thereof. There are no audits, inquiries, investigations or proceedings pending or, to the Knowledge of the Company, threatened, by the Internal Revenue Service, Department of Labor or other Governmental Authority with respect to any Company Benefit Plan or any fiduciary or service provider thereof. To the Knowledge of the Company, the Company has no Liability by reason of an individual who performs or performed services for the Company in any capacity being improperly excluded from participating in a Company Benefit Plan. The Company is not liable or responsible for any assessable payment, Taxes or penalties under Sections 4980D or 4980H of the Code or under the Affordable Care Act or in connection with requirements relating thereto.

(d) No Company Benefit Plan is, and neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to (or had any obligation to contribute to, including on account of an ERISA Affiliate) or otherwise has any current or contingent Liability or obligation under or with respect to, (i) a “pension plan” within the meaning of Section 3(2) of ERISA or any other plan that is (or was within the prior six years) subject to Section 302 or Title IV of ERISA or Section 412 or 430 of the Code, (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code, (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA or (v) any funded welfare benefit plan within the meaning of Section 419 of the Code and neither the Company nor any ERISA Affiliate has ever incurred any liability under Title IV of ERISA.

(e) The Company does not have any current or contingent obligations for retiree health or life insurance or other welfare benefits under any Company Benefit Plan (and no Company Benefit Plan has ever provided for such benefits), other than continuation coverage as may be required under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA for which the covered Person pays the full cost of coverage.

(f) Each Company Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Company Benefit Plan is, or to the Knowledge of the Company, will be, subject to the penalties of Section 409A(a)(1) of the Code.

(g) Each Company Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Company Benefit Plan is, or to the Knowledge of the Company, will be, subject to the penalties of Section 409A(a)(1) of the Code.

(h) Neither the execution and delivery of this Agreement, the shareholder approval of this Agreement, nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of the Company or any of its ERISA Affiliates, except for the acceleration of any restricted stock provided to any consultant of the Company; (ii) further restrict any rights of the Company to amend or terminate any Company Benefit Plan; (iii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).

Section 2.12 Compliance with Law; Permits.

(a) The Company has complied, and is now complying, with all applicable Laws, including with respect to the conduct of the Business. Since its incorporation, the Company has not received any written communication (or, to the Knowledge of the Company, any other notice or communication) from any Governmental Authority or third party alleging noncompliance with any applicable Law.

(b) The Company owns or holds all Permits necessary or required for the conduct of the Business and to own, lease and operate its properties and Assets, and such Permits are valid and in full force and effect and are owned by the Company free and clear of all Liens except Permitted Liens. Section 2.12(b) of the Disclosure Schedule sets forth a true, correct and complete list of all Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration, copies of which have been provided to Buyer. The Company is conducting its business in compliance in all material respects with the requirements, standards, criteria and conditions set forth in such Permits and the Company has not received written notice of any claim of Default with respect to any such Permits. The transactions contemplated hereby will not (with or without notice, lapse of time or both) result in a Default under or a breach or violation of, or adversely affect the rights and benefits afforded to the Company by, any Permit issued to the Company. To the Knowledge of the Company, no Governmental Authority or third party is challenging the right of the Company to design, research, develop, pre-clinically or clinically test, manufacture, distribute, market, license, offer or sell any of its products or services.

Section 2.13 Legal Proceedings. Except as described in Section 2.13 of the Disclosure Schedule, there are no, and there have been no, Actions pending or, to the Knowledge of the Company, threatened, with respect to, against or affecting the Company, the Business, or any Assets, or any current or former director, officer or employee, or to the Knowledge of the Company, any other current or former Company Representative in his or her capacity as such or with respect to the Company, the Business or any Asset, or seeking to prevent or delay the transactions contemplated hereby, and no oral or written notice of any Action involving or relating to the Company, whether pending or to the Knowledge of the Company threatened, has been received by the Company or, to the Knowledge of the Company, any Related Party. There are no judgments, Court Orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency or other Governmental Authority, by arbitration or otherwise) against or involving the Company. There is no material Action by the Company currently pending or which the Company intends to initiate.

Section 2.14 Contracts and Commitments.

(a) Section 2.14(a) of the Disclosure Schedule sets forth a true, complete and correct list of (any and all Contracts listed or required to be listed in Section 2.14(a) of the Disclosure Schedule, each, a “Material Contract”):

(i) each Contract or group of related Contracts to which the Company is a party or by which the Business, the Company or any of the Assets are bound that are not terminable by the Company upon notice of thirty (30) days or less without penalty and that involve aggregate obligations, Liabilities, revenues, benefits or other consideration exceeding [***] ($[***]);

(ii) each Contract between, on the one hand, the Company, and on the other hand, any Affiliate or Related Party (other than (A) employment agreements, (B) customary confidentiality, assignment of inventions, (C) employee benefits generally made available to employees of the Company and (D) any Transaction Document);

(iii) each Contract evidencing or relating to any Indebtedness of the Company or Company Employee Indebtedness, including any loan or credit agreement, security agreement, guaranty, indenture, note, mortgage, pledge, conditional sale or title retention agreement, equipment obligation or lease purchase agreement to which the Company is a party or by which the Company or any of the Assets are bound (including all guaranties issued by any Related Party relating to the Company);

(iv) any guarantee by the Company, or any similar commitment by the Company with respect to, the obligations, Liabilities (whether accrued, absolute, contingent or otherwise) or Indebtedness of any other Person, other than those entered into in the ordinary course of business consistent with past practice;

(v) any Contract which would be terminable other than by the Company or any Contract under which a material payment obligation would arise or be accelerated, in each case as a result of the announcement or consummation of the transactions contemplated by this Agreement;

(vi) any Contract with independent contractors or consultants that cannot be cancelled by the Company without penalty or further payment and without more than thirty (30) days’ notice;

(vii) any Contract that contains any (A) exclusive dealing obligation, (B) “clawback” or similar undertaking requiring the reimbursement or refund of any fees, (C) “most favored nation” or similar provision granted by the Company or (D) provision that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company to own, operate, sell, transfer, pledge or otherwise dispose of any Assets or business;

(viii) each Contract concerning the establishment or operation of a partnership, joint venture or similar enterprise and/or any strategic alliance, collaboration, joint development or similar arrangement, relating to the Company, or to which the Company is a party or by which the Business or any of the Assets are bound;

(ix) each Contract that grants any option, right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of its Assets, equity or business;

(x) each Contract to which the Company is a party or by which the Business, the Company or any of the Assets are bound with any Governmental Authority, or any Contract with any academic institution, research center or Governmental Authority that relates to any Asset, the Business or the Company, including the development or other creation of any Intellectual Property;

(xi) each Contract to which the Company is party, or by which the Business or any of the Assets are bound (A) that would entitle any third party to receive a license or any other right with respect to any Intellectual Property of Buyer or any of Buyer’s Affiliates following the Closing, (B) pursuant to which the Company is granted by any other Person any license, sublicense or other right to use, or a covenant not to sue with respect to, or any option to license any Intellectual Property, in each case, other than non- exclusive licenses for a commercially available, off-the-shelf software application with a replacement cost and/or aggregate annual license and maintenance fee of less than [***] ($[***]) and other non-exclusive licenses granted by a Third Party service provider under its pre-existing Intellectual Property rights in the ordinary course of business (such Contracts, collectively, the “Company In-Licenses”), (C) pursuant to which the Company granted to any other Person any license, sublicense or other right to use, or a covenant not to sue with respect to, or any option to license any Intellectual Property, other than non-exclusive licenses granted in the ordinary course of business to a Third Party service provider under such Intellectual Property for the limited purpose of performing services to the Company (such Contracts, collectively, the “Company Out-Licenses”), (D) pursuant to which the Company assigned or agreed to assign to any Person, or any Person assigned or agreed to assign to the Company, any Intellectual Property, (E) pursuant to which any research or development activities are conducted with respect to the Product, any other Company program or product or any Intellectual Property, or (F) that involve the payment of royalties or other amounts calculated upon the revenues or income of the Company or income or revenues related to the Product, any other Company program or product or Company Intellectual Property;

(xii) each Contract that (A) limits or purports to limit the ability of the Company to compete in any line of business or geographical area (including any covenant restricting the relating to any product or product line or any other Assets), (B) requires the Company to indemnify or hold harmless any Person with respect to infringements of proprietary rights (other than indemnification obligations arising from clinical trial, contract research organizations, contract manufacturing organizations, material transfer, purchase, sale or license agreements entered into in the ordinary course of business consistent with past practice) or for breach of fiduciary duties, or (C) that limits or purports to limit that Company from soliciting any customer of any Person or from soliciting or hiring any employee, consultant or independent contractor of any Person;

(xiii) each Contract that is material to the conduct and operations of the Business;

(xiv) any settlement agreement or settlement-related agreement (including any agreement in connection with which any employment-related claim is settled);

(xv) any Contract involving any current or former stockholder of the Company or any Affiliate thereof;

(xvi) each Contract that relates to the acquisition or disposition of any material Assets (other than clinical trial and material transfer agreements entered into in the ordinary course of business consistent with past practice);

(xvii) each Contract that results in any Person holding a power of attorney from the Company; and

(xviii) each Contract to which the Company is a party or by which any of the Assets are bound for the employment of any individual or for the consulting services of any Person, or any retention bonus, indemnification or severance Contract.

(b) Each Material Contract is in full force and effect. All of the Material Contracts are valid, binding and enforceable against the Company in accordance with their terms except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting enforcement of creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable Law. Neither the Company nor, to the Knowledge of the Company, any other party to any Material Contract, is in Default under, or has improperly terminated, revoked or accelerated, any Material Contract, and, to the Knowledge of the Company, there exists no condition or event which, after notice, lapse of time or both, would constitute any such Default, termination, revocation or acceleration. Neither the Company nor any of its Affiliates has received any written notice of Default under any Material Contract. The Company has not waived in writing any of its material rights under any Material Contract. The Company is not currently paying liquidated damages in lieu of performance under any Material Contract.

Section 2.15 Intellectual Property.

(a) Section 2.15(a)(i) of the Disclosure Schedule sets forth a true, correct and complete list of all Intellectual Property Registrations that are included in the Company Intellectual Property (the “Company Registrations”), and Section 2.15(a)(ii) of the Disclosure Schedule sets forth a true, correct and complete list of all unregistered Company Intellectual Property (other than confidential Know-How); and in each case with respect to Section 2.15(a)(i) of the Disclosure Schedule, enumerating specifically the owner(s), the application, grant or registration number, as applicable, title, jurisdiction in which filing was made or from which registration issued, date of application, and date of grant or registration. A valid and enforceable assignment to the Company, or, in the case of a Patent in the Company Licensed IP, the applicable owner of such Patent, for each Patent within the Company Registrations (including, as applicable, an assignment from each inventor of any such Patent) has been duly recorded with the U.S. Patent and Trademark Office and all similar offices and agencies anywhere in the world in which foreign counterparts are registered or issued, in each case accordance with all applicable Laws. All filing, prosecuting, recording, registering, issuance, renewal, maintenance and other fees, annuities and payments that have been due and payable with respect to, or actions required to be taken to maintain, the Company Registrations have been, as applicable, timely paid or taken, and no such fees, annuities, payments or actions fall due within ninety (90) days after the date hereof.

(b) All of the Company Intellectual Property is subsisting and in full force and effect, and is valid and enforceable. The Company Intellectual Property includes all Intellectual Property owned, used or held for use by the Company in the operation of the Business as conducted as of the date of this Agreement. The Company Intellectual Property includes all Intellectual Property necessary for the operation of the Business currently conducted and as the Company currently contemplates such business to be conducted.

(c) Section 2.15(c)(i) of the Disclosure Schedule sets forth a true, correct and complete list of all Company In-Licenses, and Section 2.15(c)(ii) of the Disclosure Schedule sets forth a true, correct and complete list of all Company Out-Licenses. Sections 2.15(c)(i) and 2.15(c)(ii) of the Disclosure Schedule set forth for each Company In-License and each Company Out-License, as applicable, whether the Company In-License or Company Out-License is exclusive or non-exclusive. The consummation of the transactions upon the Closing under this Agreement shall not: (A) require the consent, approval or authorization of any Person in connection with any Company In-License or Company Out-License; (B) give rise to any right of termination for any Company In-License or Company Out-License or any other license, option, collaboration or other similar agreement between the Company and its Third Party licensors; (C) result in any loss of the Company’s rights to Company Licensed IP under any Company In-License or any other license, option, collaboration or other similar agreement between the Company and its Third Party licensors; or (D) result in the amendment of, or give rise to any right to amend, any terms and conditions of any Company In-License or Company Out-License or any other license, option, collaboration or other similar agreement between the Company and its Third Party licensors such that the Company’s rights to any of the Company Licensed IP under any such agreement are not materially similar to those in effect immediately prior to the Closing.

(d) The Company owns or possesses sufficient legal rights to all Company Intellectual Property without any infringement on the rights of others, including prior employees or consultants. There are no inventorship challenges, or opposition, reexamination, nullity or interference proceedings or other challenges to ownership, registrability, patentability, enforceability or validity declared, commenced or, to the Knowledge of the Company, threatened with respect to the Company Intellectual Property, other than those listed in Section 2.15(d) of the Disclosure Schedule. The Company and, to the Knowledge of the Company, all Third Parties acting on the Company’s behalf have complied with all of their obligations and duties to the respective patent, Trademark and copyright offices, including the duty of candor and good faith and disclosure to the U.S. Patent and Trademark Office, with respect to all Company Registrations. The Company has no Knowledge of any information that could reasonably be expected to result in a challenge to, or otherwise adversely affect the ownership, registrability, patentability, enforceability or validity of any Company Intellectual Property. There are no patents, pending applications, or other prior art references which, in the Company’s opinion, render unpatentable any claims of a pending patent application listed in Section 2.15(a)(i) of the Disclosure Schedule.

(e) Except for any fees payable to a Governmental Authority to issue, register or maintain any of the Company Intellectual Property listed on Section 2.15(e)(i) of the Disclosure Schedule and for any license or royalty payments required pursuant to a Company In-License listed on Section 2.15(c)(i) of the Disclosure Schedule, no payment by the Company of any kind is required to be made to any Person (including directors, officers, employees, consultants, contractors and agents of the Company) based on the use of any Intellectual Property.

(f) None of the trade secrets of the Company have been disclosed by or on behalf of the Company, and, to the Knowledge of the Company, by any Person, to any Third Party unless, in each case, such disclosure was made pursuant to an appropriate written confidentiality agreement and there has not been any breach by any such Person of any such agreement. The Company has taken reasonable steps to maintain and protect each item of Company Intellectual Property, including commercially reasonable measures at least commensurate with industry standards to maintain the confidentiality of trade secrets and other confidential information using not less than a reasonable degree of care under the circumstances. Each of the Company’s current and former employees, consultants and independent contractors who is or was involved in the creation or development of any Company Owned Intellectual Property has entered into valid and enforceable agreements with the Company pursuant to which each such Person agreed and is bound to maintain and protect the confidential information of the Company, and pursuant to which each such Person assigns to the Company sole ownership of all Intellectual Property that is authored, developed or otherwise created by such Person (i) in the course of such Person’s employment or other engagement with the Company or (ii) that otherwise relates to the Business, all in accordance with all applicable Laws.

(g) The operations of the Company, including the manufacture, research, development and commercialization of the Company’s products and services (including the Product), do not and have not infringe(d), misappropriate(d) or otherwise violate(d) the Intellectual Property rights of any other Person. The Company has not received any written (or to the Knowledge of Company, other) charge, complaint, claim, demand, communication or other notice, and the Company is not or has not been a party to any lawsuit, claim, Action or proceeding, where any Person has (i) alleged (including with respect to the Product or any other product or service being researched, developed or commercialized by the Company) that the Company has infringed, misappropriated or otherwise violated any Intellectual Property rights of any Person (including pursuant to any written notice or demand that the Company must license or refrain from using any Intellectual Property of any Person), or (ii) challenged the validity, enforceability, ownership, patentability or registrability of, or has claimed any right, title or interest in or to, any Company Intellectual Property, and, with respect to each of clauses (i) and (ii), no such claim has been asserted or threatened. No facts or circumstances exist that would reasonably be expected to give rise to any claim that the Company has infringed, misappropriate or violated any Intellectual Property rights of any other Person. No Person has infringed, misappropriated or otherwise violated any Company Intellectual Property and the Company has not, nor to the Knowledge of Company has any other Person, filed or threatened in writing any claims alleging that a third party has infringed, misappropriated or otherwise violated any Company Intellectual Property. The

Company has not given any indemnification, release or covenant to any Third Party against infringement, misappropriation or other violation of Company Intellectual Property other than as set forth on Section 2.15(g)(ii) of the Disclosure Schedule. The Company has not sought or received any written opinion of patent counsel prepared at the Company’s request that concerns infringement, validity or enforceability of any Person’s Patent.

(h) Except as set forth in Section 2.15(h) of the Disclosure Schedule, No academic institution, academic or governmental research center or Governmental Authority (or any Person working for or on behalf of any of the foregoing), has, or will be entitled to have, any right, title or interest (including any “march in” or co-ownership rights) in or to any Company Intellectual Property (including any claim or option to any of the foregoing). Except as set forth in Section 2.15(h) of the Disclosure Schedule, no funding, Intellectual Property, facilities, personnel or other resources of any Governmental Authority or university or other academic institution or academic or governmental research center has been used in connection with the conception, invention, reduction to practice, development or other creation of Company Intellectual Property. Except for the Company Out-Licenses as set forth in Section 2.15(c)(ii) of the Disclosure Schedule, the Company has not granted to any Person any license (including any sublicense), option, assignment or other similar agreement (including any covenants not to sue) or any other right, title or interest with respect to any Company Registrations.

(i) All inventors listed in the Patents included in the Company Intellectual Property are inventors of such Patents, as the term “inventor” is defined and interpreted under United States patent Law or patent Laws of other relevant jurisdictions. All inventors of any inventions claimed or covered by any such Patent included in the Company Registrations are listed in Section 2.15(a)(i) of the Disclosure Schedule as inventors of the applicable Patent and have each assigned to the Company or, in the case of a Patent in the Company Licensed IP, the applicable owner of such Patent such Person’s entire right, title and interest in and to such inventions and any and all Intellectual Property rights therein. Each employee and consultant has assigned to the Company all intellectual property rights he or she owns that are related to the Company’s business as now conducted and as presently proposed to be conducted and all intellectual property rights that he, she or it solely or jointly conceived, reduced to practice, developed or made during the period of his, her or its employment or consulting relationship with the Company that (i) relate, at the time of conception, reduction to practice, development, or making of such intellectual property right, to the Company’s business as then conducted or as then proposed to be conducted, (ii) were developed on any amount of the Company’s time or with the use of any of the Company’s equipment, supplies, facilities or information or (iii) resulted from the performance of services for the Company. Each founder of the Company has assigned to the Company all intellectual property rights he or she owns that are related to the Company’s business as now conducted and as presently proposed to be conducted. To the Company’s knowledge, it will not be necessary to use any inventions of any of its founders, employees, consultants, listed inventors, (or Persons it currently intends to hire) that have not been assigned to the Company and made prior their employment by the Company, and in the case of a founder, made prior to the founding of the Company. No written (or, to the Knowledge of the Company, other) claims have been asserted challenging the inventorship of any of the Patents included in the Company Registrations. The Company does not believe it is or will be necessary to use any inventions of any of its employees, consultants or independent contractors made prior to their employment or engagement by the Company, including prior employees or consultants, or academic or medical institutions with which any of them may be affiliated now or may have been affiliated in the past.

(j) No employee, founder, or consultant of the Company (in their capacities as such) has misappropriated, or has been alleged to misappropriate, the trade secrets of any other Person.

Section 2.16 Absence of Claims; Business Relationships With Affiliates. Except as set forth on Section 2.16(i) of the Disclosure Schedule, and excluding this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, neither any Related Party of the Company nor any Affiliate thereof, either directly or indirectly, (a) owns or has owned any asset, property or right, tangible or intangible, used or held for use by the Company, or to the Knowledge of Company, has any claim or cause of action against the Company, or is owed any payment or other obligation by the Company, (b) has or has had any interest (other than publicly traded securities in an amount less than 5% of the voting securities of such entity), or is an Affiliate or employee of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profit of, any Person that is or has been (i) a competitor, supplier, customer, lessor, tenant or creditor of the Company or (ii) a party to any Contract with the Company or engaged in any transaction, arrangement or course of dealing with the Company (excluding this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby). No event has occurred, and no circumstance or condition exists, that has resulted in, or, to the Knowledge of the Company, would reasonably be expected to result in, any claim by a service provider or director of the Company for indemnification or advancement of expenses related thereto pursuant to (x) the terms of the Company’s certificate of incorporation or bylaws, (y) any indemnification agreement or other Contract between the Company and any such service provider, or (z) any applicable Laws.

Section 2.17 Allocation Spreadsheet. As of immediately prior to the Closing, the allocations set forth in the Allocation Schedule are true, complete and accurate, have been calculated in accordance with Section 2.3 of the Disclosure Schedule and comply with the requirements of applicable Law, the Company Charter, bylaws and other organizational documents, this Agreement, and any applicable Contracts. No holder of any Equity Participation of the Company will be entitled to receive any consideration in connection with the Closing Merger Consideration (or any Milestone Payment or Royalty Payment, or amount required to be released to the Securityholders from the Holdback Fund) except as set forth in Allocation Schedule.

Section 2.18 Brokers and Agents. Except as set forth in Section 2.18 of the Disclosure Schedule, neither the Company nor any Person acting on its behalf has employed, paid or entered into any Contract which has or will result in an obligation to pay any fee or commission to any broker, finder or similar intermediary for or on account of the transactions contemplated by this Agreement.

Section 2.19 Regulatory Matters.

(a) The Product is being, and at all times have been, developed, tested, labeled, manufactured, stored, imported, exported, marketed, advertised, and distributed, as applicable, and the Company is, and at all times has been, in compliance in all material respects with all applicable Laws governing the business of the Company and the Product, including but not limited to (i) the U.S. Patient Protection and Affordable Care Act, (ii) the U.S. Federal Food, Drug and Cosmetic Act (the “FDCA”) and the Public Health Service Act (the “PHSA”) and applicable regulations issued by the FDA, including, as applicable, those requirements relating to the FDA’s current Good Manufacturing Practices, Good Laboratory Practices, Good Clinical Practices, investigational use, and applications to market a new pharmaceutical or biological product, (iii) U.S. Health Insurance Portability and Accountability Act of 1996 as amended by the U.S. Health Information Technology for Economic and Clinical Health Act of 2009, the HIPAA Final Omnibus Rule issued on January 17, 2013 and including all rules and regulations promulgated thereunder (collectively “HIPAA”) , (iv) Laws governing the development, conduct, monitoring, patient informed consent, auditing, analysis and reporting of clinical trials; (v) the federal Medicare and Medicaid statutes, as applicable; and (vi) all comparable state, federal or non-U.S. Laws relating to any of the foregoing (the Laws referred to in clauses (i) through (vi), collectively, “Health Care Laws”). The Company has not received notice of any pending or threatened civil, criminal or regulatory claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration, inquiry, search warrant, subpoena (other than those related to Actions against third parties), or other action, and there is not pending any allegation that any operation or activity of the Company relating to the business of the Company or any Product is in violation of any Health Care Laws.

(b) The Company has filed, maintained or furnished all applicable applications, reports, documents, claims, governmental authorizations, amendments, modifications, records and notices required to be filed, maintained or furnished to the FDA or any other Governmental Authority in connection with the Product or the business of the Company. All such material applications, reports, documents, claims, governmental authorizations, amendments, modifications, records and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). Any updates, changes, corrections or modifications to such documents required under applicable Law or order have been submitted in a timely and complete manner in all material respects.

(c) The Company has made available to Buyer in an accurate and complete manner, in all material respects, all nonclinical, preclinical and clinical data regarding the Product in the Company’s possession, and all such information, claims, reports, statistics, and other data and conclusions intended for submission in connection with or related to each IND or similar regulatory filing are true, complete and correct. The Company is not aware of any existing studies or reports that call into question or materially modify the results of any such nonclinical, preclinical or clinical data in the Company’s possession.

(d) All applicable nonclinical, preclinical and clinical studies and other studies and tests conducted by or on behalf of the Company with respect to the Product have been, and if still pending are being, conducted in compliance in all material respects with all applicable research protocols, corrective action plans, Good Laboratory Practices, Good Clinical Practices, and all applicable Laws, including, as applicable, the FDCA, the PHSA and other Health Care Laws and any foreign equivalents thereof.

(e) Neither the Company, nor any current or former employee or agent of the Company, has been convicted of, charged with, or is subject to any investigation that is pending or which has been threatened and, in each case, of which the Company has been notified in writing, in each case by (i) any Governmental Authority or (ii) the U.S. Department of Health and Human Services Office of Inspector General or U.S. Department of Justice pursuant to the U.S. Federal Healthcare Program Anti-Kickback Statute (42 U.S.C. §1320a-7b(b) (known as the “AntiKickback Statute”)) or the U.S. Federal False Claims Act (31 U.S.C. §3729) or comparable nonU.S. statute with respect to the business of the Company.

(f) The Company has not submitted any claim for payment related to the Product to any Federal Healthcare Program (as defined at 42 U.S.C. 1320a–7b(f)) in connection with any referrals related to any product, or engaged in any other conduct, that violates any applicable self-referral Law, including the U.S. Federal Ethics in Patient Referrals Act, 42 U.S.C. §1395nn , or any applicable state or non-U.S. self-referral Law.

(g) The Company has not submitted any claim for payment to any Federal Healthcare Program related to the Product, or engaged in any other conduct in violation of any Laws relating to false claims or fraud, including the U.S. Federal False Claims Act, 31 U.S.C. §3729, or any applicable state or non-U.S. false claim or fraud Law, and has not engaged in any activities or made any statements that would reasonable be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Fact, Bribery, and Illegal Gratuities” set forth in FDA’s Compliance Policy Guide Sec. 120.100 (CPG 7150.09), or for any foreign Governmental Authority to invoke any comparable Law or policy.

(h) To the Knowledge of the Company, the Company has not been, nor is, or is employing or utilizing the services of any individual, nor is aware of any prior such individuals involved with the Product, who has been debarred, disqualified or excluded from participating in any federal or state health care programs or research conduct or who is listed on the U.S. General Services Administration or the Department of Health and Human Services Office of Inspector General excluded individuals and entities listings, or on any FDA debarment or disqualification list, nor has the Company received notice of an impending or potential exclusion, debarment, disqualification or listing.

(i) The Company has complied in all material respects with all applicable security and privacy standards regarding Protected Health Information with respect to the business of the Company under (i) HIPAA and (ii) any applicable local, state and non-U.S. privacy Laws.

(j) All manufacturing operations conducted by or for the benefit of the Company with respect to the business of the Company or in connection with the Product have been and are being conducted in compliance in all material respects with applicable Laws, including, to the extent applicable, the provisions of the FDA’s current Good Manufacturing Practice regulations, and comparable Laws, requirements or standards promulgated or adopted by Governmental Authorities in countries outside the United States.

(k) To the Knowledge of the Company, none of the Company’s contract manufacturers of the Product has received an FDA Form 483 or other Governmental Authority notice of inspectional observations, consent decrees, “warning letters” or “untitled letters,” notices of noncompliance or any comparable notices by a foreign Governmental Authority related to the manufacture of the Product.

(l) The Company has retained and stored representative samples of the Product in accordance in all material respects with all applicable Laws, including representative samples in accordance with Good Manufacturing Practices sufficient to allow retesting and analysis of each lot of active pharmaceutical ingredient contained in the Product.

(m) Section 2.19(m) of the Disclosure Schedule sets fortha list of (i) all recalls, field notifications, investigator notices, safety alerts, “serious adverse event” reports or other notices of action relating to an alleged lack of safety or regulatory compliance of the Product issued by the Company (“Safety Notices”), (ii) the dates such Safety Notices, if any, were resolved or closed, and (iii) to the Knowledge of the Company, any complaints with respect to the Product that are currently unresolved. The Company has timely prepared and implemented corrective action plans required in response to each such Safety Notice.

(n) The Company is not, nor has been, a party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order, or similar agreement with or imposed by any Governmental Authority. To the Knowledge of the Company, the Company is not a defendant or named party in any qui tam/False Claims Act litigation.

(o) Except as disclosed in Section 2.19(o) of the Disclosure Schedule, to the extent applicable the Company has complied in all material respects with the applicable Good Laboratory Practice requirements and standards of 21 C.F.R. part 58 or Good Clinical Practices and, in each case, any comparable state and non-U.S. applicable Laws.

(p) For purposes of this Section 2.19, the term the “Company” shall be deemed to include each of (i) Mayo Foundation for Medical Education and Research and (ii) Sanofi and each of their Affiliated and related entities (the “Prior Rights Holders”), provided, however, that any representations and warranties made with respect to the Prior Rights Holders are made (i) to the Company’s Knowledge only and (ii) only with respect to the operation, research, development, testing, manufacturing, labeling, packaging, storage, distribution, import, export and regulatory and legal compliance relating to the Product.

Section 2.20 Insurance. Section 2.20 of the Disclosure Schedule sets forth a true, correct and complete list of all insurance policies carried by, or maintained on behalf of, the Company (the “Insurance Policies”), the amounts and types of insurance coverage available thereunder and all insurance loss runs and workers’ compensation claims received for the past three (3) policy years. There is no material claim pending under any such Insurance Policies. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, such Insurance Policies are sufficient for compliance with applicable Law and for compliance with any obligations under any Contract of the Company. The Company does not have any self-insurance or co-insurance programs. The Company has delivered to Buyer true, complete and correct copies of all such Insurance Policies. With respect to each Insurance Policy: (a) such policy is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect, and (b) the Company is not in Default (including any breach or Default with respect to the giving of notice) under any material provision of any such Insurance Policy, and no event has occurred which, after notice or the lapse of time or both, would constitute a Default of a material provision of such Insurance Policy or permit termination or modification under such Insurance Policy. The Company has not received notice of cancellation or nonrenewal of any such Insurance Policy.

Section 2.21 Certain Business Practices. None of the directors, officers or employees of the Company or any of their Affiliates, or, to the Knowledge of the Company, agents of the Company or any of their Affiliates, has, in each case in connection with the Business, (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses, including expenses related to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, made any bribes or kickback payments or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended or similar legislation or (c) made any payment to any customer or supplier of the Company, or given any other consideration to any such customer or supplier in respect of the Business that violates applicable Law or (d) made any other unlawful payment.

Section 2.22 Books and Records. The Company has made and kept (and given Buyer access to) its true, correct and complete Books and Records and accounts, which, in reasonable detail, accurately and fairly reflect, in all material respects, the activities of the Company. The minute books of the Company made available to Buyer accurately and adequately reflect in all material respects all action previously taken by the Stockholders of the Company, the board of directors and committees of the board of directors of the Company. The copies of the stock book records of the Company previously made available to Buyer are true, correct and complete, and accurately reflect all transactions effected in the shares of Common Stock through and including the date hereof in all material respects.

Section 2.23 Bank Accounts. Section 2.23 of the Disclosure Schedule contains a true, correct and complete list of all bank accounts maintained by the Company, including each account number and the name and address of each bank and the name of each Person who has signature power with respect to each such account or power of attorney to act on behalf of the Company.

Section 2.24 Privacy.

(a) The Company has complied and does comply with: (i) all Laws and regulations applicable to its collection, use, disclosure, storage and processing of Personal Data, including, without limitation, HIPAA, the Protection of Privacy Law 1981 and all other federal and state Laws and regulations concerning the collection, use, disclosure, storage and processing of Personal Data; (ii) all contractual obligations applicable to Personal Data; and (iii) all of the Company’s policies and procedures, including, without limitation, Company’s privacy and Company policies (collectively, the “Privacy Requirements”). Without limiting the foregoing, the Company has acquired, collected, and used all pursuant to, and in accordance with the terms of, valid and enforceable privacy policies and applicable Law. None of the Company has obtained, collected, used or transferred any Personal Data, or possessed any data that is not publicly available, in violation or breach of any internal privacy policy, Material Contract, or applicable Law, including the EU Data Protection Directive 95/46/EC and the ePrivacy Directive 2002/58/EC as implemented by EU member states and the Protection of Privacy Law 1981, and any subsequent or successor statute, law or regulation promulgated, enforced or implemented by the EU member states.

(b) The Company has security measures in place to protect all Personal Data under its control and/or in its possession and/or protect such Personal Data from unauthorized access by any parties. The Company’s hardware, software, encryption, systems, policies and procedures are sufficient to protect the privacy, security and confidentiality of all Personal Data in accordance with all applicable Privacy Requirements. The Company has not suffered any breach in security that has permitted any unauthorized access to the Personal Data under the Company’s control or possession.

(c) The Company has required and does require all third parties to which it provides Personal Data and/or access thereto to maintain the privacy and security of such Personal Data, including by contractually obliging such third parties to protect such Personal Data from unauthorized access by and/or disclosure to any unauthorized third parties.

(d) The Company is not subject to any contractual requirements, privacy policies or other legal obligations that, following Closing, would prohibit Buyer from receiving and using any Personal Data. The Company is not the owner and/or host of any database that is subject to a registration or notification requirement with any Governmental Authority.

Section 2.25 Technology Systems. The electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals and computer systems, including any outsourced systems, services and processes, and Intellectual Property that are used by the Company or the Company’s subsidiaries (collectively, “Technology Systems”) are adequate in all material respects for the operation of its Business as conducted as of the date hereof. There has not been any material malfunction with respect to any of the Technology Systems that (i) has had a Material Adverse Effect on Company’s or any of the Company’s subsidiary’s provision of services to their customers; (ii) was within the Company’s reasonable control; and (iii) has not been remedied or replaced or is not in the process of being remedied or replaced in all material respects. The Company owns or holds licenses all data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals and computer systems that are necessary for the Business.

Section 2.26 No Other Representations or Warranties. Except for the representations and warranties contained in this Article II (including the related portions of the Disclosure Schedules) and in any Transaction Document, neither the Company nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SECURITYHOLDERS

To induce Buyer to enter into the Transaction Documents and consummate the transactions contemplated thereby, each of the Securityholders represents and warrants, severally and not jointly, to Buyer, as of the date of this Agreement and as of the Closing, as follows:

Section 3.1 Due Organization; Authorization; Binding Agreement. If such Securityholder is an entity, such Securityholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or constituted (or to the extent such concepts are not recognized in such jurisdiction, such entity is up to date in filing its corporate or annual return) and the consummation of the transactions contemplated hereby are within such Securityholder’s corporate or organizational powers and have been duly authorized by all necessary corporate or organizational actions on the part of such Securityholder. If such Securityholder is an individual, such Securityholder has the legal capacity to execute and deliver this Agreement and the other Transaction Documents to which such Securityholder is a party, to own, hold, sell and transfer pursuant to this Agreement and the other Transaction Documents to which such Securityholder is a party the shares of Common Stock and/or Convertible Notes owned by such Securityholder and to consummate the transactions contemplated hereby and thereby. Such Securityholder has full power and authority to execute, deliver and perform this Agreement and any other Transaction Documents to which such Securityholder is a party. This Agreement and any other Transaction Documents to which such Securityholder is a party has been duly and validly executed and delivered by such Securityholder, and constitutes a legal, valid and binding obligation of such Securityholder enforceable against such Securityholder in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in an Action in equity or at law).

Section 3.2 Non-Contravention. The execution and delivery of this Agreement and the other Transaction Documents to which such Securityholder is a party, by such Securityholder does not, and the performance by such Securityholder of such Securityholder’s obligations hereunder and thereunder and the consummation by such Securityholder of the transactions contemplated hereby and thereby will not (a) violate any Law applicable to such Securityholder or such Securityholder’s shares of Common Stock or, if applicable, Convertible Notes, (b) except as may be required by U.S. federal securities Law, require any consent, approval, order, authorization or other action by, or filing with or notice to, any Person (including any Governmental Authority) under, violate, conflict with, constitute a Default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Liens on any of such Securityholder’s shares of Common Stock or, if applicable, Convertible Notes pursuant to, any contract, agreement, trust, commitment, Court Order, judgment, writ, stipulation, settlement, award, decree or other instrument binding on such Securityholder or any applicable Law, or (c) if such Securityholder is an entity, conflict with, or result in a breach of or violate any provision of such Securityholder’s certificate or articles of incorporation, bylaws, limited liability or operating agreement, partnership agreement, trust agreement or similar organizational documents.

Section 3.3 Ownership of Shares; Total Shares. Such Securityholder is the record and beneficial owner of such Securityholder’s shares of Common Stock and Convertible Notes as set forth on Schedule A and has good and marketable title to such shares of Common Stock and Convertible Notes, free and clear of any Liens as of immediately prior to the Closing. The shares of Common Stock and Convertible Notes listed on Schedule A opposite such Securityholder’s name constitute all of the equity interests of the Company legally and beneficially owned by such Securityholder as of immediately prior to the Closing, and such Securityholder neither holds nor has any legal or beneficial ownership in any other equity interest in the Company. Except pursuant to this Agreement, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Securityholder’s shares of Common Stock or Convertible Notes and such Securityholder is not party to any Contract obligating such Securityholder to sell, transfer, pledge or otherwise dispose of any interest in any of such Securityholder’s shares of Common Stock or Convertible Notes.

Section 3.4 Voting Power. Such Securityholder has full voting power, with respect to such Securityholder’s shares of Common Stock and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Securityholder’s shares of Common Stock. None of such Securityholder’s shares of Common Stock are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such shares of Common Stock (including, without limitation any preemptive right, right of participation, right of maintenance or any similar right; any right of first refusal or similar right; or relating to the registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of the shares of Common Stock).

Section 3.5 Reliance. Such Securityholder has had the opportunity to review this Agreement with counsel of such Securityholder’s own choosing. Such Securityholder understands and acknowledges that Buyer is entering into this Agreement in reliance upon such Securityholder’s execution, delivery and performance of this Agreement.

Section 3.6 Absence of Litigation. As of the date hereof, there is no Action pending against, or, to the knowledge of such Securityholder, threatened against such Securityholder or any of such Securityholder’s properties or assets (including such Securityholder’s shares of Common Stock or Convertible Notes) that could reasonably be expected to prevent or materially delay or impair the consummation by such Securityholder of the transactions contemplated by this Agreement or any other Transaction Documents to which such Securityholder is a party or otherwise adversely impact such Securityholder’s ability to perform its obligations hereunder or thereunder. To Securityholder’s knowledge, there are no Actions pending or threatened against or by the Company affecting any of the Company’s properties or Assets (or by or against such Securityholder or any Affiliate thereof and relating to the Company) or against or by the Company, such Securityholder or any Affiliate of such Securityholder that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or any other Transaction Documents to which such Securityholder is a party.

Section 3.7 Brokers. Neither such Securityholder nor any Person acting on its behalf has employed, paid or entered into any Contract which has or will result in an obligation to pay any fee or commission to any broker, finder or similar intermediary for or on account of the transactions contemplated by this Agreement.

Section 3.8 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III and in any Transaction Document, no Securityholder nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Securityholders.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

To induce the Company to enter into this Agreement and the Transactions Documents and consummate the transactions contemplated hereby and thereby, each of Buyer and Merger Sub represents and warrants to the Company and the Securityholders, as of the date of this Agreement and as of the Closing, as follows:

Section 4.1 Organization; Authorization. Each of Buyer and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and has full corporate authority power and authority to enter into this Agreement and the other Transaction Documents to which Buyer and/or Merger Sub is a party.

Section 4.2 Authorization; No Conflict.

(a) Each of Buyer and Merger Sub has full corporate power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party. The execution, delivery and performance of this Agreement and any other Transaction Documents to which it is a party (together with the other instruments, documents and agreements contemplated hereby or thereby or to be executed in connection with the transactions contemplated hereby or thereby) by each of Buyer and Merger Sub have been duly authorized by all necessary corporate or organizational actions on the part of each of Buyer and Merger Sub. This Agreement has been duly authorized, executed and delivered by each of Buyer and Merger Sub and is the legal, valid and binding agreement of each of Buyer and Merger Sub enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(b) Neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof by each of Buyer and Merger Sub, will:

(i) (A) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a Default, an event of Default or an event creating rights of acceleration, termination or cancellation or a loss of rights under the certificate of incorporation or by-laws of either Buyer or Merger Sub, or (B) violate any Court Order or material Laws applicable to Buyer or Merger Sub, in each case, solely to the extent that such Default or violation would have a material adverse impact on Buyer’s or Merger Sub’s ability to consummate the transactions contemplated hereby; or

(ii) require the approval, consent, authorization or act of, or the making by Buyer or Merger Sub of any declaration, filing or registration with, any Person.

Section 4.3 Brokers and Agents. Neither Buyer nor Merger Sub nor any Person acting on its behalf has employed, paid or entered into any Contract which has or will result in an obligation to pay any fee or commission to any broker, finder or similar intermediary for or on account of the transactions contemplated by this Agreement.

Section 4.4 No Other Representations or Warrants. Except for the representations and warranties contained in this Article IV and in any Transaction Document (including the related portions of the Disclosure Schedules) and in any Transaction Document, neither the Buyer nor Merger Sub any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Buyer or Merger Sub.

ARTICLE V

COVENANTS

Section 5.1 Conduct of the Company.

(a) Except as expressly contemplated by this Agreement or as required by applicable Law, during the period between the date of this Agreement and the Closing (the “Interim Period”), the Company will use its commercially reasonable efforts to conduct its business in the ordinary course of business consistent with past practice.

(b) During the Interim Period, except as (x) otherwise expressly contemplated by this Agreement, (y) set forth on Section 5.1 of the Disclosure Schedule or (z) consented to in writing by Buyer:

(i) amend or modify any of the Company Charter, bylaws or other organizational documents;

(ii) issue, deliver, or reissue, or sell, dispose, or pledge any of its shares of, or authorize the same in respect of, capital stock, any voting securities or any other equity interest, or any options, warrants, convertible or exchangeable securities, subscriptions, phantom stock, stock appreciation rights, calls, or commitments with respect to such securities of any kind, or grant phantom stock or other similar rights with respect to any of the foregoing;

(iii) declare, set aside, or pay any dividend or other distribution of assets (including in stock, property, or otherwise) in respect of any shares of capital stock or other equity interests;

(iv) adjust, split, combine, subdivide, or reclassify, or redeem, repurchase, or otherwise acquire any shares of its capital stock or other equity interests, as the case may be, or effect any like change in the capitalization of the Company;

(v) create, incur, assume, or guarantee any Indebtedness;

(vi) subject any portion of its assets to any Lien;

(vii) (A) increase the compensation of any of its officers, employees or consultants, (B) materially increase the benefits under any Company Benefit Plan, or adopt, materially amend, or terminate any Company Benefit Plan, including any plan, policy, or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement or (C) grant any severance or termination pay to any current or former officer, director, employee or consultant of the Company;

(viii) make, revoke or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any agreement in respect of Taxes, settle or compromise any claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, incur any Liability for Taxes outside the ordinary course of business or fail to pay any Tax that becomes due and payable (including any estimated Tax payments), make or request any Tax ruling, enter into any Tax sharing or similar agreement or arrangement (other than a contract, such as a lease, the primary purpose of which is not related to Taxes), amend any Tax Return or file any Tax Return unless a copy of such Tax Return has been submitted to Buyer for review a reasonable period of time prior to filing and Buyer has consented to such filing (which consent shall not be unreasonably withheld, conditioned or delayed);

(ix) other than in the ordinary course of business, hire or engage any employee or consultant for service;

(x) adopt a plan of liquidation, dissolution, merger, consolidation, or other reorganization;

(xi) enter into or perform any transaction that would be required to be listed on Section 2.16(i) of the Disclosure Schedule;

(xii) make any change in its (i) accounting methods or practices or (ii) collection, credit, pricing or payment policies, in each case, in a manner that would be material to the Company

(xiii) make any capital expenditures;

(xiv) make any loans or advances to, or guarantees for the benefit of, any Persons;

(xv) either (A) make any acquisition of another business (whether by merger, stock or asset purchase, or otherwise) or the securities of any other Person, or (B) otherwise acquire any material assets or properties outside of the ordinary course of business consistent with past practice;

(xvi) sell, lease, license, assign, transfer, abandon, allow to lapse, or otherwise dispose of (whether by merger, stock, or asset sale, or otherwise) any of the Company’s assets, rights, securities, properties, interests or businesses;

(xvii) enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or, in any material respect, alter, amend, modify, violate or terminate any of the terms of any real estate leases;

(xviii) settle or compromise any Actions, including any settlement or compromise that would result in the Company admitting liability or granting non-monetary relief, or waive or release any material right or material claim against a third Person;

(xix) commence any Actions;

(xx) (A) modify (in a manner adverse to the Company) or terminate (prior to the end of its term) in any material respect any Material Contract, or (B) enter into a new agreement that would constitute a Material Contract if such agreement were in effect as of the date hereof other than customer contracts in the ordinary course of business; or

(xxi) agree or commit to any of the foregoing.

Section 5.2 Access to Books and Records. The Company shall provide Buyer, the Merger Sub, and their respective Affiliates and personnel with reasonable access, during normal business hours and upon reasonable advanced notice, to the facilities, assets, properties, financial information, employees, books and records of the Company as reasonably requested from time to time; provided that (a) such access does not unreasonably interfere with the normal operations of the Company, and (b) nothing herein shall require the Company to provide access to, or to disclose any information to, Buyer or any of its representatives if such access or disclosure (y) would waive any legal privilege, or (z) would be in violation of applicable Laws.

Section 5.3 Exclusivity. During the Interim Period, the Company will not and will not authorize or permit any Company Representative to, directly or indirectly, (i) solicit, initiate, seek, entertain, knowingly encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any nonpublic information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent, term sheet, indication of interest, or agreement contemplating or otherwise relating to any Acquisition Proposal or (v) submit any Acquisition Proposal to the vote of Stockholders. The Company shall, and shall cause the Company Representatives to, (A) as promptly as practicable cease (and no later one (1) Business Day) and cause to be terminated any and all existing activities, discussions or negotiations with any Persons with respect to any Acquisition Proposal and (B) as promptly as practicable (and no later one (1) Business Day) revoke or withdraw access of any Person (other than Buyer and its Representatives) to any data room (virtual or actual) containing any non-public information with respect to the Company in connection with an Acquisition Proposal and request from each Person (other than Buyer) the prompt return or destruction of all non-public information with respect to the Company previously provided to such Person in connection with or in contemplation of an Acquisition Proposal. The Company shall immediately (but in any event, within twenty-four (24) hours) notify Buyer orally and in writing after receipt by the Company or any Company Representative of (1) any Acquisition Proposal, (2) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (3) any other notice that any Person is considering making an Acquisition Proposal or (4) any request for non-public information relating to the Company or for access to any of the properties, books or records of the Company by any Person or Persons other than Buyer or its advisors other representatives that is related to, or could reasonably be expected to lead to, an Acquisition Proposal. Such notice shall describe (x) the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request and (y) the identity of the Person(s) making any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request. The Company shall keep Buyer informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal, offer, notice or request and any correspondence or communications related thereto and shall provide to Buyer a complete and correct copy of such inquiry, expression of interest, proposal, offer, notice or request and any amendments, correspondence and communications related thereto, if it is in writing, or a reasonable written summary of the material aspects thereof, if it is not in writing.

Section 5.4 Reasonable Best Efforts; Supplements to Disclosure Schedules.

(a) From the date hereof until the Closing, each party (other than the Representative) hereto shall use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated hereby, including using reasonable best efforts to (x) cause its conditions to Closing to be satisfied (but not waived) and for the Closing to occur as promptly as practicable and (y) not take any action intended to prevent the Closing.

(b) From time to time prior to the Closing, the Company shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Article VI have been satisfied.

Section 5.5 Further Assurances. From time to time after the Closing Date, upon the reasonable request of any party, each party hereto shall execute, acknowledge and deliver all such other instruments and documents and shall take all such other actions required to consummate and make effective the transactions contemplated by the Transaction Documents; provided, that Buyer shall not be required to pay any further consideration or amounts therefor.

Section 5.6 Tax Matters.

(a) Cooperation. The Representative, the Securityholders and Buyer shall (and Buyer shall cause the Company to) cooperate fully, as and to the extent reasonably requested by the other parties, to (i) assist in the preparation and timely filing of any Tax Return of the Company; and (ii) assist in any audit or other proceeding with respect to the Tax Returns or Taxes of the Company. Buyer and the Company shall not destroy or dispose of any Tax workpapers, schedules or other materials and documents supporting Tax Returns of the Company for Pre-Closing Tax Periods until the earlier of (i) the seventh anniversary of the Closing Date and (ii) the expiration of the applicable statute of limitations, without the prior written consent of the Representative.

(b) Transfer Taxes. All Transfer Taxes arising from the transactions contemplated hereunder (as well as any reasonable costs associated with the filing of Tax Returns for such Transfer Taxes) will be borne fifty percent (50%) by Buyer and fifty percent (50%) by the Securityholders. Each Tax Return for Transfer Taxes will be prepared by the party required by applicable law for filing such Tax Return, with the non-preparing party (other than the Representative) to reimburse the preparing party for the non-preparing party’s (other than the Representative) share of Transfer Taxes associated with such Tax Return.

(c) Tax Matters. Buyer shall promptly notify the Representative upon receipt by Buyer, the Company or any subsidiary of Buyer or the Company of any notice of any inquiries, assessments, proceedings or similar events received from any Governmental Authority with respect to Taxes of the Company imposed in respect of Pre-Closing Tax Periods or notice of a claim by a third party, in either case for which Securityholders are required to indemnify any Buyer Indemnified Party pursuant to this Agreement (any such inquiry, assessment, proceeding or similar event, a “Tax Matter”); provided, however, that Buyer’s failure to give timely notice to the Representative shall not prevent Buyer from making an indemnity claim under this Agreement, except to the extent (if any) such failure actually and materially prejudiced the Securityholders. Buyer shall have the right to control the conduct and resolution of any Tax Matter relating to a Pre-Closing Tax Period at the Securityholders’ expense; provided, however, Buyer shall consult with the Representative before taking any significant action in connection with such Tax Matter, and the Representative shall have the right to participate in the conduct and resolution of any Tax Matter at its expense (on behalf of the Securityholders). Buyer shall use commercially reasonable efforts to timely keep the Representative apprised of any material developments in any such Tax Matter and shall not enter into any settlement of or otherwise compromise any such Tax Matter without the prior written consent of Representative, which consent shall not be unreasonably conditioned, withheld or delayed.

(d) Preparation of Tax Returns. Buyer shall prepare and file, or cause to be prepared and filed, all Tax Returns of the Company for periods ending on or before the Closing Date and Straddle Periods that are due after the Closing Date, in each case in a manner consistent with the past practice of the Company unless otherwise required by applicable Law. Buyer shall deliver any such income Tax Return to the Representative at least thirty (30) days before the due date of such Tax Return for review and comment by the Representative (unless such Tax Return is due within forty (40) days of the Closing Date, in which case Buyer shall use reasonable efforts to provide the Representative a draft of such Tax Return prior to the filing thereof). The Representative shall have twenty (20) days to review and comment on such draft Tax Returns (unless such Tax Return is due within thirty (30) days of the Closing Date, in which case the Representative shall use reasonable efforts to provide comments as promptly as practicable after the receipt of any draft from Buyer). Buyer shall consider any reasonable comments of the Representative in good faith. Notwithstanding the foregoing, nothing in this Section 5.6(d) shall be deemed to require Buyer or the Company to delay timely filing any such Tax Return on the date any such Tax Return is due (taking into account any applicable extensions available with respect thereto). Buyer shall cause any amounts shown to be due on such Tax Returns to be timely remitted to the applicable Governmental Authority.

(e) Straddle Period. In the case of any taxable period of the Company that includes, but does not end on, the Closing Date (“Straddle Period”), (i) the amount of any Taxes based on or measured by income or receipts, sales or use Taxes, employment Taxes, or withholding Taxes of such for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership, other pass-through entity or any non-U.S. entity in which such Person holds a beneficial interest shall be deemed to terminate at such time) and (ii) the amount of any other Taxes for a Straddle Period that relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of days in such Straddle Period.

(f) FIRPTA. The Company shall deliver to Buyer at the Closing a duly executed certificate dated as of the Closing Date substantially in the form of Exhibit G, stating that the Company is not, and within the five (5)-year period ending on the Closing Date was not at any time, a U.S. real property holding corporation as defined in Section 897 of the Code, and execute a notice to the Internal Revenue Service of the delivery of such certificate that satisfies the requirements of Treasury Regulation Section 1.897-2(h)(2) substantially in the form of Exhibit G.

Section 5.7 Public Disclosures. Company, Securityholders and Representatives shall not make any public disclosure or permit any of their respective Affiliates to make any disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement or the other Transaction Documents unless previously approved by Buyer prior to Closing (or the Representative after Closing) in writing, which approval shall not be unreasonably withheld or delayed, except as such release or announcement may be required by applicable Laws. Notwithstanding anything herein to the contrary, following Closing and after the public announcement of the Merger, the Representative shall be permitted to announce that it has been engaged to serve as the Representative in connection herewith as long as such announcement does not disclose any of the other terms hereof.

Section 5.8 Director and Officer Liability and Indemnification.

(a) Without limiting any additional rights that any Person may have under any other agreement, from the Effective Time through the sixth (6th) anniversary of the Closing Date, Buyer shall cause the Surviving Entity to honor and fulfill all obligations of the Company to indemnify and hold harmless each present (as of immediately prior to the Effective Time) and former officer or director of the Company (each, an “Indemnified Person”) pursuant to the terms of the Company Charter and bylaws as in effect as of the date hereof.

(b) For a period of at least [***] from the Closing Date, Buyer shall cause the Surviving Entity to not amend, repeal, or modify any provision in such Person’s certificate of incorporation, bylaws, limited liability company agreement, or operating agreement (or equivalent organizational documents), or in any agreement, relating to the exculpation or indemnification of, or advancement of expenses to, any Indemnified Person as in effect immediately prior to the Effective Time in any manner adverse to any Indemnified Person, and Buyer shall cause the Surviving Entity to cause all such provisions to be observed, it being the intent of the parties that any Indemnified Person will continue to be entitled to such exculpation, indemnification, and advancement of expenses to the fullest extent permitted under applicable Law.

(c) At the Closing, the Surviving Entity will (at the Company’s expense to be borne as a Transaction Cost) obtain, maintain, and fully pay for an irrevocable “tail” insurance policy naming the Indemnified Persons as direct beneficiaries with a claims period of at least six (6) years from the Closing Date from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or before the Closing Date (the “D&O Tail Policy”).

(d) This Section 5.8 is intended to be for the benefit of each of the Indemnified Persons and may be enforced by any such Indemnified Person as if such Indemnified Person were a party to this Agreement. The obligations of Buyer and the Surviving Entity under this Section 5.8 will not be terminated or modified in such a manner as to adversely affect any Person to whom this Section 5.8 applies without the consent of such affected Person.

Section 5.9 General Release.

(a) Effective for all purposes as of the Closing, each Securityholder, on behalf of itself and each of its respective Affiliates and its and their respective directors, officers, managers, successors, heirs, executors, estates, stockholders, members, partners, representatives and assigns (each, a “Releasor”), hereby irrevocably and unconditionally releases and forever discharges the Company, Buyer, and each of their Affiliates, and each of their respective employees, directors, officers, managers, agents, securityholders, attorneys, representatives, predecessors, successors, related entities, assigns or the like or any Persons acting by, through, under or in concert with any of them (collectively, the “Released Parties”), from any and all claims, suits, demands, causes of action, Contracts, covenants, obligations, debts, costs, expenses, attorneys’ fees, Damages and Liabilities, of whatever kind or nature, in law or in equity, by statute or otherwise, whether now known or unknown, vested or contingent, suspected or unsuspected, and whether or not concealed or hidden, which have existed or may have existed, or which do exist, at any time up to and including the Closing that relate to (i) the Company or any of its Affiliates or (ii) a Securityholder’s or a Releasor’s relationship with the Company or any of its Affiliates, whether as an employee, consultant, debt holder, equity holder or otherwise, including as relate to the Merger and the transactions contemplated by this Agreement and each Transaction Document (the “Released Matters”); provided, that such release and discharge shall not apply to (i) any rights arising under this Agreement or any Transaction Document, (ii) any rights that cannot be released as a matter of Law, (iii) any rights pursuant to Section 5.8, (iv) any rights arising under the License Agreement or (iv) solely as between the Securityholders, any claim by a Securityholder or its Affiliates (other than the Company) against any other Securityholder or its Affiliates (other than the Company) arising under the Reset Agreement.

(b) Each Securityholder, on behalf of such Securityholder and each of its, his or her Releasors, represents, warrants and covenants that such Releasor (i) has no claims relating to, arising out of or in connection with any Released Matter, (ii) has not transferred or assigned, or purported to transfer or assign, any claims relating to, arising out of or in connection with any Released Matter, and (iii) shall not transfer or assign, or purport to transfer or assign, any claims relating to, arising out of or in connection with any Released Matter, in each case against any of the Released Parties.

(c) Each Securityholder, on behalf of itself and each of its, his or her Releasor, hereby waives and relinquishes any rights and benefits that any Releasor may have under Section 1542 of the California Civil Code or any similar statute or common law principle of any jurisdiction. Section 1542 of the California Civil Code provides: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, and that if known by him or her would have materially affected his or her settlement with the debtor or released party.”

Each Securityholder, on behalf of itself and each of its, his or her Releasors, acknowledges that it may hereafter discover facts in addition to or different from those that such Securityholder or any other Releasor now knows or believes to be true with respect to the subject matter of this release, but it is such Securityholder’s intention, on behalf of itself and each of its, his or her Releasors, subject to Section 5.9(a), to fully and finally and forever settle and release any and all Released Matters. In furtherance of this intention, the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional or different facts. Each Securityholder, on behalf of itself and each of its, his or her Releasors hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim, or commencing, instituting or causing to be commenced, any action, proceeding, charge, complaint, or investigation of any kind against any of the Released Parties, in any forum whatsoever (including any administrative agency), that arises out of, relates to, or is in connection with, any of the Released Matters.

(d) Each Securityholder represents and acknowledges that it has read this release and understands its terms and has been given an opportunity to ask questions of the Company’s representatives. Each Securityholder further represents that in making this release it does not rely, and has not relied, on any representation or statement not set forth in this release made by any representative of the Company or anyone else with regard to the subject matter, basis or effect of this release or otherwise.

(e) Each Securityholder consents to the treatment of any Securities held by such Securityholder in accordance with the terms of this Agreement.

Section 5.10 Confidentiality. Each Securityholder agrees to at all times keep confidential and not divulge, furnish or make accessible any information regarding or relating to this Agreement, the Transaction Documents or the Merger or any of the other transactions contemplated hereby or thereby, or any claim or dispute arising therefrom or relating thereto, to anyone, other than to directors, officers, managers, attorneys, accountants, or financial advisors of a Securityholder, in each case who have a need to know such information in order to fulfill their obligations to the Securityholder, are made aware of the confidential nature of the information, are directed by the Securityholder to keep such information confidential and are either bound by confidentiality restrictions with respect to the information shared that are at least as restrictive as this Section 5.10 or are bound by legally enforceable codes of professional responsibility that require maintenance of confidentiality of such information; provided, that such Securityholder shall be liable to Buyer for any Damages resulting from any failure to maintain such confidentiality by any Person to whom disclosures were made by the Securityholder pursuant to the foregoing; provided, further, that this Section 5.10 shall not apply to information that (A) has been made public (other than as a result of disclosure by the Securityholder in violation of the terms of this

Section 5.10 or by the Representative in violation of the confidentiality provisions herein); (B) the Securityholder is required by applicable Law or any applicable Action to divulge or disclose, in which case the Securityholder shall use its reasonable best efforts to cooperate with Buyer, at Buyer’s sole cost and expense, to limit such disclosure to the extent permitted under applicable Law; or (C) the Securityholder is required by an applicable process, subpoena or order to disclose, provided that the Securityholder, to the greatest extent permitted by applicable Law, gives Buyer notice of such requirement and cooperates with Buyer, at Buyer’s sole cost and expense, in Buyer’s efforts to obtain a protective order or take such other legal steps to protect Buyer’s interest in such information. Notwithstanding anything herein to the contrary, following Closing, the Representative shall be permitted to disclose information as required by law or to advisors and representatives of the Representative and to the Securityholders, in each case who have a need to know such information, provided that such persons are subject to confidentiality obligations with respect thereto.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1 Conditions to All Parties’ Obligations. The respective obligations of each of the Company, Buyer, and the Merger Sub to consummate the transactions contemplated by this Agreement and the other Transaction Documents, including the Merger, are subject to the satisfaction of the following conditions at the Closing:

(a) no court or other Governmental Authority has issued, enacted, entered, promulgated, or enforced any Law or Order (that has not been vacated, withdrawn, or overturned) restraining, enjoining, or otherwise prohibiting, or is then credibly and actively threatening in writing to restrain, enjoin or otherwise prohibit, either of the Merger; and

(b) the Company shall have obtained the Necessary Stockholder Approval.

Section 6.2 Conditions to Buyer’s and Merger Sub’s Obligations.

The obligations of Buyer and the Merger Sub to consummate the transactions contemplated by this Agreement and the other Transaction Documents, including the Merger, are subject to the satisfaction (or waiver in writing by Buyer) of each of the following conditions at the Closing:

(a) (i) the representations and warranties set forth in Article II (other than the Fundamental Reps and the Quasi-Fundamental Reps) shall be true and correct in all material respects as of the date of this Agreement and the Closing Date (disregarding all qualifications or limitations as to “materiality,” “in all material respects” or “Material Adverse Effect” and words of similar import set forth therein) as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that are made as of a specified date need be true and correct only as of such date); and (ii) the Quasi-Fundamental Reps and the Fundamental Reps shall be true and correct in all respects as of the date of this Agreement and the Closing Date as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that are made as of a specified date need be true and correct only as of such date);

(b) the Company shall have performed in all material respects the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c) no Material Adverse Effect shall have occurred after the date of this Agreement and shall be continuing;

(d) the Company shall have delivered to Buyer and the Merger Sub (i) a certificate signed on behalf of the Company by the chief executive officer of the Company and dated as of the Closing Date, stating that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied (ii) a certificate of the Company certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Company and the stockholders of the Company authorizing the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(e) [Reserved];

(f) there shall be no Action of any nature pending or threatened by any Person, including any Governmental Authority, against (i) Buyer or any of its subsidiaries that relate to this Agreement, the Merger and the transactions contemplated hereby, (ii) the Company or any of its properties, officers or directors, or any order entered or other legal action taken by any Person, including any Governmental Authority;

(g) the Company shall have delivered to Buyer the closing deliverables set forth in Section 1.12(a);

(h) the Company shall have terminated or cancelled the Company Benefit Plans set forth on Section 6.2(h) of the Disclosure Schedule effective as of the date specified by Buyer;

(i) the Company shall have consummated the transactions contemplated by the Reset Agreement; and

(j) Buyer shall have completed its Series A Preferred Stock financing in which it has received gross proceeds to Buyer of at least $150,000,000.

Section 6.3 Conditions to the Company’s Obligations. The obligation of the Company to consummate the transactions contemplated by this Agreement and the other Transaction Documents, including the Merger, is subject to the satisfaction (or waiver in writing by the Company) of the following conditions at the Closing:

(a) the representations and warranties set forth in Article IV shall be true and correct in all material respects as of the Closing Date (disregarding all qualifications or limitations as to “materiality,” “in all material respects” or “Material Adverse Effect” and words of similar import set forth therein), as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that are made as of a specified date need be true and correct in all material respects only as of such date), except where the failure of such representations and warranties to be true and correct has not prevented the ability of Buyer to perform its obligations under this Agreement (including to consummate the Transactions);

(b) Buyer and each Merger Sub shall have performed in all material respects the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;

(c) Buyer and each Merger Sub shall have each delivered to the Company (i) a certificate of each of Buyer and each Merger Sub, stating that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied and (ii) a certificate of the Secretary of Buyer and Merger Sub, as applicable, certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer and Merger Sub, respectively, authorizing the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and

(d) the Buyer shall have delivered to Company the closing deliverables set forth in Section 1.12(b).

ARTICLE VII

REMEDIES

Section 7.1 Indemnification by the Securityholders. Subject to the limitations set forth in this Article VII (including, for the sake of clarity, Section 7.4), from and after the time of the Closing, the Securityholders (the “Securityholder Indemnifying Parties”) covenant and agree, severally and not jointly (in accordance with their Release Pro Rata Shares or Fundamental Pro Rata Shares, as applicable (in each case, subject to Section 7.3(h))) to indemnify, defend, protect and hold harmless Buyer and its Affiliates (including, after the Closing, the Company) and each of Buyer’s and its Affiliates’ respective officers, directors, control persons, employees, stockholders, representatives, permitted assigns and successors (the “Buyer Indemnified Parties”) from, against and in respect of all Damages that may be suffered, sustained, incurred or paid by any Buyer Indemnified Party in connection with, resulting from or arising out of:

(a) any misrepresentation, breach or inaccuracy of any representation or warranty of the Securityholder Indemnifying Parties or the Company set forth in Article II or Article III of this Agreement or in any Disclosure Schedule (or any claim by any Third Party that, if true, would constitute such a misrepresentation, breach, or inaccuracy) or under or any other Transaction Document;

(b) any nonfulfillment or breach of any covenant or agreement on the part of the Securityholder Indemnifying Parties set forth in this Agreement or any other Transaction Document (or any claim by a Third Party that, if true, would constitute such a nonfulfillment or breach);

(c) any error or inaccuracy in the Closing Merger Consideration Calculation (or any element thereof);

(d) (i) any Taxes of the Company attributable to any Pre-Closing Tax Period except to the extent such Taxes were included in Indebtedness in the Closing Merger Consideration, (ii) any Taxes for which Securityholders are responsible pursuant to Section 5.6(b), (iii) any Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company is or was a member prior to the Closing Date, including Taxes imposed on the Company under Treasury Regulations Section 1.1502-6 or under any comparable, analogous or similar provision of state, local or non-U.S. Law, and (iv) any Taxes of any Person imposed on the Company as a transferee or successor, or pursuant to any contractual obligation or otherwise, or pursuant to any Law, rule or regulations, which Taxes relate to an event, agreement or transaction occurring prior to the Closing;

(e) any claim asserted by: (i) any current, former or alleged securityholder (including any current, former or alleged holder of Securities or other securities or rights to securities) of the Company (whether against the Company, Buyer, any Affiliate of the Company or Buyer, or any officer, director, manager, employee, agent or representative of any of the foregoing), (A) relating to this Agreement, any other agreement entered into in connection with this Agreement, the Merger or any of the other transactions contemplated hereby or thereby, (B) alleging any ownership of or interest in any shares of capital stock or other securities of the Company, (C) that is in any way inconsistent with, or that involves an allegation of facts inconsistent with, any of the information set forth in Section 2.3, (D) relating to any rights of a securityholder of the Company, including any rights to securities, antidilution protection, preemptive rights, rights of first offer or first refusal, or rights to notice or to vote and any claim that any formulas, definitions or provisions related to the payment of the Merger Consideration or application thereof are incorrect, (E) relating to any rights under the Company Charter or other governing documents, (F) relating to the issuance or repurchase of such Person’s securities by the Company, (G) relating to the Reset Agreement, or (H) relating to any actual or alleged breach of fiduciary duties; or (ii) any current or former officer, manager, director, employee, intern, independent contractor or other service provider with respect to any employment or service related Liability (including claims relating to termination of service with the Company or its Affiliates) arising out of employment with or service to the Company on or prior to the Closing, whether or not asserted prior to the Closing;

(f) any Action pending against the Company (or against any officer, manager, director, employee or agent of the Company in their capacity as such or relating to their employment, services or relationship with the Company) as of the Closing;

(g) any Fraud by or behalf of the Company and/or the Securityholders;

(h) any dissenters’ or appraisal claim from any Securityholder, including any increased consideration payable in respect thereof and costs of defense and management; and

(i) the actual or alleged misclassification as an independent contractor or other non-employee of any person properly classified as an employee (including a statutory employee) of the Company or any of its Affiliates;

(j) any and all amounts arising in connection with the imposition (or threatened imposition) of any excise tax imposed by reason of Section 409A of the Code, including without limitation any and all costs, interests or penalties imposed by any governmental agency on the Company and/or its Affiliates; and

(k) any losses suffered or incurred by the Company which arise out of, or result from, any failure to withhold or remit any amount of Tax required to be withheld or remitted by the Company.

Section 7.2 Indemnification by Buyer. Buyer covenants and agrees to indemnify, defend, protect and hold harmless each Securityholder and each Securityholder’s respective officers, directors, control persons, employees, equityholders, representatives, permitted assigns and successors (individually, a “Securityholder Indemnified Party” and collectively, the “Securityholder Indemnified Parties”) from and against all Damages that may be suffered, sustained, incurred or paid by any Securityholder Indemnified Party in connection with, resulting from or arising out of:

(a) any misrepresentation, inaccuracy or breach of any representation or warranty of Buyer or Merger Sub set forth in Article IV of this Agreement (or any claim by any Third Party that, if true, would constitute such a misrepresentation, breach, or inaccuracy); and

(b) any nonfulfillment or breach of any covenant or agreement on the part of Buyer set forth in this Agreement (or any claim by a Third Party that, if true, would constitute such a nonfulfillment or breach).

Section 7.3 Limitations on Indemnification Obligations.

(a) Notwithstanding the above, there shall be no Liability for indemnification under Section 7.1(a) or Section 7.2(a), as the case may be, unless the aggregate amount of Damages with respect to all Claims thereunder exceeds $[***] (the “Deductible”); provided that the Deductible shall not apply to the misrepresentation, breach or inaccuracy of any representation or warranty made by the Securityholders in Article III and any of the following Sections: (i) Section 2.1 (Due Organization), Section 2.2 (Authorization; No Conflict), Section 2.3 (Capitalization), Section 2.8 (Tangible Assets), Section 2.9 (Taxes), Section 2.17 (Allocation Spreadsheet) and Section 2.18 (Brokers and Agents) (collectively, the “Fundamental Reps”) or (ii) Section 2.15 (Intellectual Property), Section 2.19 (Regulatory Matters) and Section 2.24 (Privacy) (collectively, the “Quasi-Fundamental Reps”).

(b) The indemnification obligations of each of the parties under Section 7.1(a), and Section 7.2(a) (other than in respect of misrepresentation, breach or inaccuracy of any Fundamental Rep or Quasi-Fundamental Rep), respectively, shall not exceed on a cumulative basis for the Securityholder Indemnifying Parties, on the one hand, or Buyer on the other hand, an amount (the “General Cap”) determined as of the date of assertion of any Claim for indemnification hereunder, equal to the sum of (i) the amounts then remaining in the Holdback Fund plus (ii) [***] of the aggregate Milestone Payments or Royalty Payments paid or payable to the Securityholder Indemnifying Parties; provided, that (i) the General Cap shall not apply with respect to any misrepresentation, breach or inaccuracy of any Fundamental Rep or Quasi-Fundamental Rep and (ii) in the event Buyer makes a Claim seeking such Damages in excess of the General Cap and the General Cap subsequently increases to a greater value as a result of the occurrence of payment of a Milestone Payment or Royalty Payment, Buyer shall be entitled to seek indemnification in accordance with such increased General Cap.

(c) The indemnification obligations of each of the Securityholder Indemnifying Parties under Section 7.1(a) in respect of the Quasi-Fundamental Reps shall not exceed on a cumulative basis for the Securityholder Indemnifying Parties (the “Special Cap”) determined as of the date of assertion of any Claim for indemnification hereunder, equal to the sum of (i) the amounts then remaining in the Holdback Fund plus (ii) [***] of the aggregate Milestone Payments or Royalty Payments paid or payable to the Securityholder Indemnifying Parties; provided, that (i) the Special Cap shall not apply with respect to any misrepresentation, breach or inaccuracy of any Fundamental Rep and (ii) in the event Buyer makes a Claim for breaches of Quasi-Fundamental Reps seeking such Damages in excess of the Special Cap and the Special Cap subsequently increases to a greater value as a result of the occurrence of payment of a Milestone Payment or Royalty Payment, Buyer shall be entitled to seek indemnification in accordance with such increased Special Cap.

(d) The indemnification obligations of each of the parties under Section 7.1 and Section 7.2, respectively, shall not exceed on a cumulative basis for the Securityholder Indemnifying Parties, on the one hand, or Buyer on the other hand, an amount determined as of the date of assertion of any Claim for indemnification hereunder, equal to the sum of (i) the Closing Merger Consideration (ii) plus the aggregate amount of the Convertible Note Payoff Amount plus (ii) the Milestone Payments and/or Royalty Payments paid or payable to the Securityholder Indemnifying Parties (together, the “Aggregate Cap”); provided, that in the event Buyer makes a Claim seeking such Damages in excess of the Aggregate Cap and the Aggregate Cap subsequently increases to a greater value as a result of the occurrence of payment of a Milestone Payment or Royalty Payment, Buyer shall be entitled to seek indemnification in accordance with such increased Aggregate Cap. The individual indemnification obligations of each of the Securityholders shall not exceed an amount determined as of the date of assertion of any Claim for indemnification hereunder, equal to the sum of (i) the Closing Merger Consideration paid to such Securityholder (ii) plus the aggregate amount of the Convertible Note Payoff Amount paid to such Securityholder plus (ii) the Milestone Payments and/or Royalty Payments paid or payable to such Securityholder; provided, that in the event Buyer makes a Claim seeking such Damages in excess of such amounts and the sum of the foregoing subsequently increases to a greater value as a result of the occurrence of payment of a Milestone Payment or Royalty Payment, Buyer shall be entitled to seek indemnification in accordance with such increased amount.

(e) The amount of Damages recoverable by an Indemnified Party under this Article VII shall be reduced, on a dollar-for-dollar basis, by any amounts actually recovered (after deducting therefrom the full amount of costs and expenses incurred in procuring such recovery, including any increase in premiums and any deductible or retention associated therewith) by the Buyer Indemnified Parties under insurance policies or other collateral sources (such as contractual indemnities of any Person which are contained outside of this Agreement); provided, that no Indemnified Party shall have any obligation to make a claim under any insurance policy or against any other collateral source, and any amounts recovered thereunder shall be a secondary source of remedy for Damages (the indemnification provided hereunder being the primary source).

(f) The right to indemnification or other remedy based on the representations, warranties, covenants and agreements herein shall not be affected or deemed waived by reason of any investigation made or conducted by or on behalf of the party seeking indemnification (including by any of their advisors or representatives) or by reason of the fact that the party seeking indemnification or any of its advisors or representatives knew, or should have known, that such representation or warranty is or might be inaccurate or that any fact, event or circumstance had or had not occurred.

(g) Notwithstanding anything herein to the contrary, for purposes of Section 7.1(a), any such representations or warranties shall be read without regard to any limitation as to materiality or Material Adverse Effect contained therein.

(h) Notwithstanding anything herein to the contrary, (i) no Securityholder will have any Liability under this Article VII for breaches of any representations or warranties of any other Securityholder set forth in Article III and (ii) for the avoidance of doubt, the Buyer Indemnified Parties may recover Losses directly from such Securityholder that breaches any representations or warranties of such Securityholder without regards to any Release Pro Rata Shares or Fundamental Pro Rata Shares recovery limitations.

Section 7.4 Survival and Expiration of Representations, Warranties, Covenants and Agreements.

(a) The representations and warranties of the Securityholders and Buyer contained in this Agreement shall survive the Closing and shall expire on the date that is twelve (12) months after the Closing Date; provided, that (i) the Fundamental Reps shall survive indefinitely and (ii) the Quasi-Fundamental Reps shall expire on the date that is thirty-six (36) months after the Closing Date. Notwithstanding the preceding sentence, the indemnification obligations with respect to any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity, specifying such inaccuracy or breach in reasonable detail, has been given to the party against whom such indemnification may be sought prior to such time.

(b) All covenants and agreements to be performed in their entirety prior to the Closing Date shall terminate on the date that is twelve (12) months after the Closing Date. All covenants and agreements to be performed in whole or in part after the Closing Date shall survive in accordance with their terms.

Section 7.5 Indemnification Procedures. Subject to Section 5.6(c), which shall control with respect to Tax Matters, all claims for indemnification under this Article VII (“Claims”) shall be asserted and resolved as follows:

(a) Buyer Indemnified Parties who make a Claim against the Securityholders shall be required to deliver such Claim to the Representative and not to each Securityholder. Any dispute in connection with such Claim shall be handled by the Buyer Indemnified Parties who made such Claim and the Representative.

(b) In the event that any Person entitled to indemnification hereunder (the “Indemnified Party”) has a Claim against any party obligated to provide indemnification pursuant to Section 7.1 or Section 7.2 hereof (the “Indemnifying Party”) which has been asserted against an Indemnified Party by a third party (a “Third Party Claim”), the following provisions shall apply:

(i) With reasonable promptness after the Indemnified Party receives a written notice of a Third Party Claim and determines that such Third Party Claim would reasonably be expected to give rise to a right of indemnification hereunder, the Indemnified Party shall notify the Indemnifying Party of such Third Party Claim (the “Claim Notice”). The Indemnified Party’s failure to give such notice of any Third Party Claim pursuant to the foregoing sentence shall not relieve the Indemnifying Party of any indemnification obligations it may have to the Indemnified Party, except and only to the extent the failure to give such notice actually and materially prejudices the Indemnifying Party with respect to such Third Party Claim.

(ii) If any Indemnified Party asserts a Claim involving a Third Party Claim, the Indemnifying Party shall, within thirty (30) days from delivery of the Claim Notice (the “Notice Period”), notify the Indemnified Party (A) whether or not such Indemnifying Party disputes its indemnification obligation to the Indemnified Party hereunder with respect to such Third Party Claim and (B) if such Indemnifying Party does not dispute such indemnification obligation, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against such Third Party Claim, provided that the Indemnified Party is hereby authorized (but not obligated) prior to and during the Notice Period to file any motion, answer or other pleading and to take any other action which the Indemnified Party shall deem necessary or appropriate to protect the Indemnified Party’s interests. If, and for so long as, (I) the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party agrees to provide full indemnification with respect to such Third Party Claim (subject to the limitations in this Article VII) and desires to defend the Indemnified Party against such Third Party Claim, and (II) the Third Party Claim does not (1) involve criminal liability or any admission of wrongdoing, (2) seek equitable relief or any other non-monetary remedy against the Indemnified Party, (3) involve any Governmental Authority as a party thereto, (4) involve any Fundamental Reps or Quasi-Fundamental Reps or (5) involve Taxes, then except as hereinafter provided, such Indemnifying Party shall have the right to defend against such Third Party Claim by appropriate proceedings with legal counsel reasonably acceptable to the Indemnified Party, which proceedings shall be promptly settled or diligently prosecuted and/or defended by such party to a final conclusion; provided that, unless the Indemnified Party otherwise agrees in writing, the Indemnifying Party may not settle any matter (in whole or in part) unless such settlement (w) includes a complete and unconditional release of the Indemnified Party and its Affiliates in respect of the Third Party Claim, (x) involves no admission of wrongdoing by the Indemnified Party or its Affiliates, (y) excludes any injunctive or non-monetary relief applicable to the Indemnified Party or its Affiliates and (z) the monetary relief contemplated by such settlement is fully covered by the Indemnifying Party pursuant to this Article VII. If the Indemnified Party desires to participate in (but not control) any such defense or settlement, the Indemnified Party may do so at its sole cost and expense; provided, that, if the Indemnified Party reasonably concludes, based on advice of counsel, that there are issues that raise actual or potential conflicts of interest between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be responsible for the reasonable fees and expenses of one counsel to such Indemnifying Party in connection with such defense. For the avoidance of doubt, the assumption of the conduct and control of any Third Party Claim includes posting bonds or other security required by the court or adjudicative body before which such proceeding is taking place.

(iii) If (A) the Indemnifying Party elects not to defend the Indemnified Party against such Third Party Claim (or in the reasonable determination of the Indemnified Party, fails to diligently prosecute and/or defend such Third Party Claim), whether by failure of the Indemnifying Party to give the Indemnified Party timely notice as provided above or otherwise, (B) the terms of this Agreement do not permit the Indemnifying Party to defend the Indemnified Party against such Third Party Claim, or (C) the Indemnified Party, based on advice of counsel, has different or additional defenses available to it, then the Indemnified Party shall be entitled, subject to the terms and limitations contained in this Article VII, to its own counsel with respect to the participation in and/or defense of such Third Party Claim, at the sole cost and expense of the Indemnifying Party.

(iv) In the event that the Indemnifying Party or the Indemnified Party (the “Defending Party”) undertakes any such defense against any such Third Party Claim (to the extent that such party is permitted to undertake such defense pursuant to the terms and conditions of this Section 7.5), the other party (the “Non-Defending Party”) shall reasonably cooperate with the Defending Party in such defense and make available to the Defending Party all witnesses, pertinent records, materials and information in the Non-Defending Party’s possession or under the Non-Defending Party’s control related thereto as is reasonably required by the Defending Party. The Defending Party shall also have the right to receive from the Non-Defending Party copies of all pleadings, notices and communications with respect to such Third Party Claim that are in the possession of the Non-Defending Party

(c) Any Claim by an Indemnified Party on account of Damages which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Damages that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party and the Indemnifying Party shall discuss in good faith the Direct Claim. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 7.6 Fraud, etc.. If any Buyer Indemnified Party asserts an indemnification claim based on Fraud against the Person that committed such Fraud, no limitations contained in this Agreement (including those set forth in Section 7.3 and Section 7.4) shall apply to such claim.

Section 7.7 Manner of Payment; Release of Holdback.

(a) Any indemnification obligations of the Securityholder Indemnifying Parties to any Buyer Indemnified Parties pursuant to this Article VII shall be satisfied (A) first, by Buyer effecting the forfeiture of such amount from the Holdback Fund (or, if such amount exceeds the amounts then remaining Holdback Fund, the entire remaining Holdback Fund) and (B) following depletion or release of the Holdback Fund to the Securityholders (or the Holdback Fund has not yet been established), directly by the Securityholder Indemnifying Parties by wire transfer of immediately available funds within five (5) Business Days of such time as the Securityholder Indemnifying Parties are determined to have indemnification obligations to a Buyer Indemnified Party; provided that Buyer may, in its sole discretion at any time, choose to set-off any indemnification obligations of the Securityholder Indemnifying Parties to any Buyer Indemnified Parties pursuant to this Article VII against Milestone Payments or Royalty Payments payable hereunder. Subject to Section 7.3(h), any claim in which the General Cap or the Special Cap applies shall be satisfied by the Securityholder Indemnifying Parties in accordance with their respective Release Pro Rata Shares (other than any amounts recovered from the Holdback Fund). Subject to Section 7.3(h), any claim in which the General Cap or the Special Cap does not apply (including the Fundamental Claims) shall be satisfied by the Securityholder Indemnifying Parties in accordance with their respective Fundamental Pro Rata Shares (other than any amounts recovered from the Holdback Fund). For the avoidance of doubt, no Noteholder will have any indemnification obligations under this Article VII other than in respect of the Fundamental Claims or any claims of Fraud against such Noteholder.

(b) Promptly following the date that is twelve (12) months after achievement of the Specified Milestone, the then remaining balance of the Holdback Fund (to the extent not utilized to pay any Buyer Indemnified Parties for any indemnification claim) shall be paid by the Buyer to the Securityholders in accordance with their respective Release Pro Rata Shares by wire transfer of immediately available funds to the account designated in the Funds Flow Statement (which shall be confirmed in writing by each such Stockholder prior to any payment, except that the Buyer shall retain an amount (up to the total amount then remaining in the Holdback Fund) equal to the amount of claims for indemnification under this Article VII asserted prior to the date that is twelve (12) months after the Closing Date but which are not yet resolved (“Unresolved Claims”). The amount of the Holdback Funds retained for Unresolved Claims shall be released by Buyer (to the extent not utilized to pay any Buyer Indemnified Parties for any such claims resolved in favor of such Buyer Indemnified Parties) in accordance with the previous sentence upon their final and binding resolution in accordance with this Article VII.

Section 7.8 Tax Treatment of Indemnity Payments. Each of the Representative, the Securityholders and Buyer agree to treat any indemnity payment made pursuant to this Article VII as an adjustment to the Merger Consideration for all Tax purposes (and for purposes of calculating the Fundamental Pro Rata Shares of the Securityholders).

Section 7.9 Limited Liability. Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event, be liable to any other party for any unforeseeable, exemplary or punitive Damages pursuant to this Article VII except to the extent such Damages are paid to any Third Party in connection with a Third Party Claim.

Section 7.10 Exclusive Remedy. Except with respect to claims resulting from Fraud and other remedies that cannot be waived as a matter of law and injunctive relief (including specific performance), each Securityholder and Buyer agree that, from and after the date of this Agreement, this Article VII shall be the exclusive remedy with respect to any misrepresentation, breach or inaccuracy of the representations or warranties, or the nonfulfillment or breach of the covenants and agreements set forth in this Agreement. For clarity, this Section 7.10 shall not apply to Section 1.8, which shall be enforceable by the Representative in its entirety against the Securityholders.

ARTICLE VIII

DEFINITIONS

Section 8.1 Specific Definitions.

“Acquisition Proposal” means any agreement, offer, proposal or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Buyer or any Affiliate of Buyer), or any public announcement of intention to enter into any such agreement or of (or intention to make) any such offer, proposal or bona fide indication of interest, relating to, or involving: (i) any acquisition or purchase by any Person of at least 5% of the securities of the Company or any tender offer or exchange offer for outstanding securities of the Company or any merger, consolidation, business combination or similar transaction involving the Company or any of its securities, (ii) any sale, lease, mortgage, pledge, exchange, transfer, license, acquisition, or disposition of ten percent (10%) or more of the assets of the Company in any single transaction or series of transactions (other than in the ordinary course of business), or (iii) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company, or any extraordinary dividend, whether of cash or other property.

“Action” means any action, suit, arbitration, demand, claim, complaint, hearing, examination, audit of a Governmental Authority, investigation, demand letter, warning letter, proceeding or request for information of any nature, civil, criminal, regulatory, administrative or otherwise, whether at law or in equity.

“Affiliate” means, with respect to any specified Person, any other Person which, at the time of determination, directly or indirectly Controls, is Controlled by or is under common Control with such Person.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 1.4(iii).

“Assets” means all tangible, intangible and other assets, Contracts, rights and properties used, held for use, owned or purportedly owned by the Company, or to the extent used or held for use in the Business.

“Base Consideration” means an amount equal to [***].

“Books and Records” means any and all business records, financial books and records, minute books, stock record books, sales order files, purchase order files, engineering order files, warranty and repair files, supplier lists, customer lists, dealer, representative and distributor lists, studies, surveys, analyses, strategies, plans, forms, designs, diagrams, drawings, specifications, technical data, and production and quality control records and formulations.

“Business” or “business” means the business of the Company as conducted as of the Closing Date, including all activities conducted by or on behalf of (or at the direction of) the Company as of the Closing Date.

“Business Day” means any day that is not a Saturday or a Sunday or a day on which banks located in Boston, Massachusetts are authorized or required to be closed.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnified Parties” has the meaning set forth in Section 7.1.

“Claim Notice” has the meaning set forth in Section 7.5(b)(i).

“Claims” has the meaning set forth in Section 7.5.

“Closing” has the meaning set forth in Section 1.11.

“Closing Cash” means, as of the Closing, the amount of (a) cash held on hand or in deposit, checking or other similar accounts, including money market accounts, by or for the benefit of the Company, and (b) cash equivalents (including marketable securities) held by or for the benefit of the Company, in each case, determined in accordance with GAAP; provided, that Closing Cash shall (i) not include any deposits in transit or checks issued to the Company that have not been cashed as of immediately prior to Closing and (ii) be calculated net of any restricted cash or bank overdrafts.

“Closing Date” has the meaning set forth in Section 1.11.

“Closing Date Company Indebtedness” means the Indebtedness of the Company as of immediately prior to the Closing.

“Closing Merger Consideration” means an amount equal to (a) the Base Consideration, minus (b) the amount of Closing Date Company Indebtedness, minus (c) the amount of Transaction Costs, plus (d) the amount of Closing Cash.

“Closing Merger Consideration Calculation” has the meaning set forth in Section 1.4.

“Closing Per Common Share Consideration” means the Closing Merger Consideration divided by the number of shares of Common Stock issued and outstanding immediately prior to the Closing.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Combination Drug Product” means a product that includes the Product and at least one additional active ingredient (whether co-formulated or co-packaged) other than the Product. Pharmaceutical dosage form vehicles, adjuvants, and excipients shall not be deemed to be “active ingredients”, except in the case where such vehicle, adjuvant, or excipient is recognized by the FDA as an active ingredient in accordance with 21 CFR 210.3(b)(7).

“Company” has the meaning set forth in the preamble.

“Company Benefit Plan” means (A) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (B) stock option plans, stock purchase plans, bonus or incentive plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, compensation plans, programs, agreements or arrangements, change in control plans, programs or arrangements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements, not described in (A) above; and (C) plans or arrangements providing compensation to employee and non-employee directors, in each case in which the Company or any Subsidiary sponsors, contributes to, or provides benefits under or through such plan, or has any obligation to contribute to or provide benefits under or through such plan, or if such plan provides benefits to or otherwise covers any current or former employee, officer or director of the Company or any Subsidiary (or their spouses, dependents, or beneficiaries).

“Company Charter” means the Company’s Certificate of Incorporation, as amended and restated as of the date hereof.

“Company Employee Indebtedness” means, without duplication, the aggregate amount owed to any current or former consultant, director, officer, employee and/or other service provider of the Company as a result of, or in connection with, the transactions contemplated by this Agreement, including severance, retention, change of control, accrued but unused vacation/paid time off, and similar payment obligations or bonuses, even if further contingent on a cessation of employment or the provision of additional services, plus any employer-side payroll and similar Taxes of the Company attributable to such compensation and benefits, together with any interest and penalties.

“Company In-Licenses” has the meaning set forth in Section 2.14(a)(xi).

“Company Intellectual Property” means all (i) Company Owned Intellectual Property and Company Licensed IP.

“Company Licensed IP” means any Intellectual Property that is licensed to the Company from, or otherwise permitted to be used by the Company by, a Third Party, including all Intellectual Property that is subject to a Company In-License.

“Company Out-Licenses” has the meaning set forth in Section 2.14(a)(xi).

“Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned (in each case, solely or jointly) by the Company.

“Company Registrations” has the meaning set forth in Section 2.15(a).

“Company Representative” means the Company’s officers, directors, Controlling persons, equityholders, employees, representatives, agents, advisors and Affiliates.

“Contract” means any contract, plan, undertaking, arrangement, concession, understanding, agreement, agreement in principle, franchise, Permit, instrument, license, lease, sublease, note, bond, indenture, deed of trust, mortgage, loan agreement or other binding commitment, whether written or oral.

“Control” means, as to any Person, (a) the power to directly or indirectly cause the direction of the management and policies of such Person, whether through the direct or indirect ownership of voting securities, by contract, or by any other means or (b) the ownership of at least twenty five percent (25%) of the voting securities or other voting interest of any Person. The terms “Controlled by,” “under common Control with” and “Controlling” shall have correlative meanings.

“Convertible Notes” means those certain convertible notes issued by the Company, as set forth on Schedule A.

“Convertible Note Payoff Amount” means the amounts set forth in the payoff letters with respect to the applicable holder of Convertible Notes, as set forth on the Allocation Schedule.

“Court Order” means any judgment, injunction order, award, stipulation, determination or decree of any United States federal, state or local, or any supra-national or non-U.S., court or tribunal or Governmental Authority or any award in any arbitration proceeding of binding effect.

“Damages” means all Liabilities, losses, claims, damages, diminution, lost profits, causes of action, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, Taxes, penalties, fines, interest (including interest from the date of such damages) and costs and expenses (including amounts paid in settlement, interest, court costs, costs of investigations, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation).

“Deductible” has the meaning set forth in Section 7.3(a).

“Default” means (a) any actual breach, violation or default, (b) the existence of circumstances or the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach, violation or default or (c) the existence of circumstances or the occurrence of an event that, with or without the passage of time or the giving of notice or both, would give rise to a right of termination, renegotiation or acceleration.

“Defending Party” has the meaning set forth in Section 7.5(b)(iv).

“EMA” means the European Medicines Agency, or any successor agency thereto.

“EMA Approval” means approval by the European Commission of an MAA.

“Environment” means any surface water, ground water, drinking water supply, land surface or subsurface strata, or ambient air.

“Environmental Law” means, whenever in effect, any Law or Permit relating to protection of the Environment, human or worker health and safety, pollution or exposure of Persons or property to Hazardous Materials, including any Law (including administrative decisions or orders) pertaining to: (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Hazardous Materials or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the Release, threatened Release, or accidental Release into the Environment, the workplace or other areas of Hazardous Materials, including emissions, discharges, injections, spills, escapes or dumping of Hazardous Materials; (v) transfer of interests in, or control of, Real Property which may be contaminated; (vi) community or worker right-to-know disclosures with respect to Hazardous Materials; (vii) the protection of wild life, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; (ix) indoor air quality; and (x) health and safety of employees and other persons.

“Equity Participation” means any (a) share, security, participation right and any other present or future right entitling the holder, absolutely or contingently (through the exercise of any subscription, conversion, exchange, option or similar right), to participate in the equity ownership, dividends or equity appreciation of another Person, including capital shares, membership interests, units, performance units, options, warrants, company appreciation rights, interests in “phantom” stock plans, restricted or contingent shares or profits interests, voting securities, share appreciation rights or equivalents, share loan purchase plans, convertible debentures, convertible securities or share bonus plans and (b) commitments to issue any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company.

“FDA” means the United States Food and Drug Administration, or any successor agency thereto.

“FDA Approval” means regulatory approval by the FDA pursuant to § 505 of the Federal Food, Drug, and Cosmetics Act (21 U.S.C, § 355) to distribute, market and sell a drug, including any accelerated approval of an NDA.

“Financial Statements” has the meaning set forth in Section 2.4.

“First Commercial Sale” means, with respect to the Product, the first sale to a Third Party of the Product in any country after Regulatory Approval and any applicable pricing and reimbursement approvals for the Product have been granted, or such marketing, pricing and sale is otherwise permitted, by the applicable Governmental Authority of such country. First Commercial Sale excludes any sale or other distribution of a Product for use in a clinical trial or other development activity or for compassionate, named-patient use or expanded access programs or indigent programs, in each case if no consideration or no more than cost reimbursement is received.

“First Indication” means the treatment, cure, prevention, or mitigation of aortic valve stenosis.

“Fraud” means a claim for Delaware common law fraud with an element of scienter. For the avoidance of doubt, the term “Fraud” shall not include any type of constructive or equitable fraud.

“Fundamental Claim” means a claim pursuant to Section 7.1(a) with respect to the Fundamental Reps or Sections 7.1(b) through (k).

“Fundamental Pro Rata Shares” means, with respect to each Securityholder, at any applicable time, a percentage equal to (i) the aggregate amount of Merger Consideration plus Convertible Note Payoff Amount paid to such Securityholder as of such time divided by (ii) the aggregate amount of Merger Consideration plus Convertible Note Payoff Amounts paid to all Securityholders as of such time. The sum of all Fundamental Pro Rata Shares shall equal 100%.

“Fundamental Reps” has the meaning set forth in Section 7.3(a).

“GAAP” has the meaning set forth in Section 1.4.

“General Cap” has the meaning set forth in Section 7.3(b).

“Generic Product” means, a pharmaceutical product that (a) is sold by a Person that is not Buyer, its Affiliate or sublicensee under a marketing authorization granted by a Governmental Authority in such country to a Third Party; and (b) is approved by the Governmental Authority in such country pursuant to an approval process that relies in part on pivotal safety and/or efficacy data in such Governmental Authority’s previous grant of marketing authorization for the Product.

“Governmental Authority” means any federal, state, local, supranational or foreign governmental or quasi-governmental entity or municipality or subdivision thereof or any authority, department, commission, board, bureau, agency, court, arbitrator, tribunal or instrumentality, or any applicable self-regulatory organization (including a stock exchange).

“Hazardous Material” means any material, substance or waste that is subject to regulation, standards of conduct or Liability under any Environmental Law, or has been designated by any Governmental Authority or by any applicable Environmental Law to be radioactive, toxic, a pollutant or contaminant, hazardous or otherwise a danger to health or the Environment, including PCBs, asbestos, oil, petroleum and petroleum products (including fractions thereof), ureaformaldehyde, mold and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, or defined as a solid or hazardous waste pursuant to the Resource Conservation and Recovery Act of 1976, regulated under the Occupational Safety and Health Act, or the regulations promulgated pursuant to said Laws, or pursuant to analogous state Laws or regulations.

“Indebtedness” of any Person means, without duplication, (a) any obligations for borrowed money, or with respect to deposits or advances of any kind, and any prepayment premiums, penalties and any other fees and expenses paid to satisfy such indebtedness (including the Convertible Notes), (b) any obligations evidenced by bonds, debentures, notes or similar instruments, (c) unpaid bonuses, deferred compensation, and severance liabilities or obligations as if all amounts were due as of the Closing Date, including, in each case, the employer portion of any employment, payroll or similar Taxes related thereto (except to the extent otherwise included in Company Employee Indebtedness), (d) any obligations upon which interest charges are customarily paid (excluding trade accounts payable), (e) any obligations under conditional sale or other title retention agreements, (f) any obligations issued or assumed as the deferred purchase price of property or services (excluding obligations to creditors for goods and services incurred in the ordinary course of such Person’s business), (g) any capitalized lease obligations, (h) any deferred revenue obligations, (i) any obligations of others secured by any Lien (other than a Permitted Lien) on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (j) any obligations under interest rate or currency swap transactions (valued at the termination value thereof), (k) any amounts owed with respect to drawn letters of credit issued for the account of such Person, (l) any obligations to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities or property, (m) any guaranties or arrangements having the economic effect of a guaranty by such Person of any indebtedness of any other Person, (n) any accrued interest or penalties on any of the foregoing, (o) [***] of the past due payables owed to [***] and [***] as of the Closing, which amount is [***] as of the date of this Agreement and (o) accrued but unpaid income Taxes. For the avoidance of doubt, Indebtedness shall not include Transaction Costs.

“Indemnified Party” has the meaning set forth in Section 7.5(b).

“Indemnifying Party” has the meaning set forth in Section 7.5(b).

“Insurance Policies” has the meaning set forth in Section 2.20.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world and all rights associated therewith: (a) (i) all patents and patent applications (provisional and non-provisional) anywhere in the world, (ii) all divisionals, continuations, continuations in part thereof, or any other patent application claiming priority, or entitled to claim priority, directly or indirectly to (1) any such patents or patent applications or (2) any patent or patent application from which such patents or patent applications claim, or is entitled to claim, direct or indirect priority, and (iii) all patents issuing on any of the foregoing anywhere in the world, together with all registrations, reissues, re-examinations, patents of addition, utility models or designs, renewals, supplemental protection certificates, or extensions of any of the foregoing and counterparts thereof anywhere in the world ((i), (ii) and (iii), collectively, “Patents”); (b) trademarks and service marks, trade dress, trade names, logos, slogans, Internet domain names, corporate names, doing business designations, and all other indicia of origin, and all registrations, applications for registration and renewals of the foregoing, and all goodwill associated with the foregoing (collectively, “Trademarks”); (c) works of authorship (whether or not copyrightable), copyrights and registrations, applications for registration, and renewals thereof, including moral rights of authors and all designs, data, databases and database rights; (d) all commercial, technical, scientific and other data, results, know-how and information, trade secrets, inventions, discoveries, technology, methods, processes, practices, formulae, instructions, skills, techniques, procedures, knowledge, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, specifications (including biological, chemical, pharmacological, toxicological, clinical, safety, assay, study designs and protocol and related know-how and trade secrets, and manufacturing data, pre-clinical and clinical data, the specifications of ingredients, the manufacturing processes, formulation, specifications, sourcing information, quality control and testing procedures and related know-how and trade secrets), in all cases, whether or not confidential, proprietary, patented or patentable, in written, electronic or any other form now know or hereafter developed (“Know-How”), any indicia of ownership of an invention, and any other confidential and proprietary information; (e) software (including source code, executable code, systems, network tools, data, databases, applications, firmware and all related documentation); (f) all other intellectual property and proprietary rights and all rights associated therewith; (g) all registrations and applications for registration for any of the foregoing recognized by any Governmental Authority; and (h) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“Intellectual Property Registrations” means issued Patents, registered Trademarks, registered copyrights and designs, mask work registrations, Internet domain name registrations, and applications for Patents, Trademarks, copyrights and designs, mask works.

“Knowledge of the Company” means, with respect to the Company, the actual knowledge of [***], and the knowledge that they would have if they had made reasonable and diligent inquiry of those employees and consultants and other persons who reasonably would be expected to have knowledge as to the relevant matter. “Know”, “Known” and “Knowledge” shall have correlative meanings.

“Law” means each applicable law, order, judgment, rule, code, statute, regulation, requirement, variance, decree, writ, injunction, award, ruling, standard, authority or ordinance of any Governmental Authority, including the common law.

“Liability” means any direct or indirect liability, debt, Indebtedness, Company Employee Indebtedness, guaranty, endorsement, claim, loss, Damage, deficiency, cost, expense, obligation or responsibility, whether accrued, absolute, contingent, mature, unmature or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

“Lien” means any adverse claim, mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, preference, priority or other security agreement, option, warrant, attachment, right of first refusal, preemption, conversion, put, call or other claim or right, restriction on transfer, or preferential arrangement of any kind or nature whatsoever (including any restriction on the transfer of any assets), any conditional sale or other title retention agreement and any financing lease involving substantially the same economic effect as any of the foregoing.

“MAA” means a marketing authorisation application filed with the EMA.

“Material Adverse Effect” means any result, occurrence, fact, change, development, condition, event, effect or other matter that, individually or in the aggregate with any other results, occurrences, facts, changes, developments, conditions, events, effects or other matter, has had, has or could reasonably be expected to have or give rise to a material adverse effect on or material adverse change to (a) the business, results of operations, properties, Assets, capitalization, Liabilities or condition (financial or otherwise) of the Company or (b) the ability of the Company or the Securityholders to consummate the transactions contemplated hereby or to perform their respective obligations hereunder in a timely manner. Notwithstanding the foregoing, solely for purposes of the foregoing clause (a), no result, occurrence, fact, change, development, condition, event, effect or other matter shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent resulting from (i) conditions generally affecting the United States economy as a whole or the economy of any jurisdiction in which the Company has material operation, (ii) conditions generally affecting the industry in which the Company operates; (iii) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; or (iv) changes in GAAP or changes in any Laws; provided, however, that any change, effect, event, circumstance, occurrence or state of facts relating to clauses (i) or (ii) may be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur to the extent such result, change, development, condition, effect, event, circumstance, occurrence or state of facts has a disproportionate effect on the Company as compared to other participants of similar size to the Company and that also operate in the pharmaceutical and biotechnology industries (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Material Adverse Effect has occurred).

“Material Contracts” has the meaning set forth in Section 2.14(a).

“Merger Consideration” means the sum of the Closing Merger Consideration plus any Milestone Payments or Royalty Payments paid or payable hereunder.

“Milestone Payments” has the meaning set forth in Section 1.7(a).

“NDA” means a new drug application for a drug filed in accordance with 21 C.F.R. Part 314, and all supplements filed pursuant to the requirements of the FDA, including all documents, data and other information concerning the applicable drug which are necessary for FDA Approval.

“Net Sales” means, with respect to the Product, the amount invoiced by Buyer, the Company or any other Affiliate of Buyer, or, in the case of any permitted (sub)licensee of Buyer or the Company (“Sublicensee”), a Sublicensee, for sales of Product to third parties, after deduction (if not already deducted in the amount invoiced) of the following items with respect to sales of the Product:

[***]

“Non-Defending Party” has the meaning set forth in Section 7.5(b)(iv).

“Note Cancellation Agreement” means a Convertible Note Payoff Agreement among a holder of Convertible Notes, Buyer and the Company in the form attached hereto as Exhibit D.

“Noteholders” means the Persons set forth on Schedule A hereto owning all of the issued and outstanding Convertible Notes.

“Notice Period” has the meaning set forth in Section 7.5(b)(ii).

“Paying Agent” means Acquiom Financial LLC, a Colorado limited liability company, in its capacity as payments administrator.

“Paying Agent Agreement” means the Paying Agent Agreement between Buyer, the Representative and the Paying Agent.

“Permit” means any permit, registration, listing, license, franchise, security clearance, consent, contractual right, consent or other authorization or approval of any Governmental Authority.

“Permitted Lien” means any (a) landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not due and payable, (b) statutory Lien for Taxes that are not yet due and payable or which are being contested in good faith by appropriate proceedings and are reserved for in full on the most recent Financial Statements in accordance with GAAP, and (c) any other condition, easement and reservation of rights (including any easement and reservation of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes), encroachment, covenant or restriction that does not detract in any material respect from the use of the Assets in the operation of the Business.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, trust, Union, association, court, tribunal, agency, government, department, commission, self-regulatory organization, arbitrator, board, bureau, instrumentality, Governmental Authority or other entity, enterprise, authority or business organization.

“Personal Data” means any and all data that concerns an identified and/or identifiable Person and includes, but shall not be limited to, an individual’s name, address, credit card information and/or account information, email address, social security number and health information, including, without limitation, all “Protected Health Information” (as such term is defined by the Health Insurance Portability and Accountability Act of 1996).

[***]

[***]

“Pre-Closing Tax Period” means any taxable period or portion thereof ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Product” means any pharmaceutical product containing Ataciguat (also known as HMR1766), a human Guanylate cyclase stimulant.

“Real Property” means all interests in real property including fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon, together with any additions thereto or replacements thereof.

“Regulatory Approval” means, with respect to a product in any country or jurisdiction, any approval, registration, license or authorization from a Governmental Authority, whether or not conditional in any manner, in a country or other jurisdiction that is reasonably necessary to distribute, market and sell such product in such country or jurisdiction, including to the extent applicable, FDA Approval or EMA Approval.

“Related Party” means any Affiliate of the Company or any current or former officer, director, Securityholder or employee of the Company or an Affiliate or immediate family member of such a Person.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the Environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials).

“Release Pro Rata Share” means, with respect to each Stockholder, a percentage equal to (i) the number of number of shares of Common Stock held by such Stockholder as of immediately prior to the Effective Time, divided by (ii) the aggregate number of shares of Common Stock held by all Stockholders as of immediately prior to the Effective Time. The sum of all Release Pro Rata Shares shall equal 100%.

“Representative” has the meaning set forth in the preamble.

“Representative Losses” has the meaning set forth in Section 1.10(d).

“Reset Agreement” means that certain Agreement, dated as of March 11, 2024, by and among the Company, Mayo Foundation for Medical Education and Research, Randy Berholtz, Leonard Miller, and Laura Lewerentz-Juziuk.

“Second Indication” means the treatment, cure or mitigation of a disease or condition, other than aortic stenosis.

“Securityholders” means the Persons set forth on Schedule A hereto owning all of the issued and outstanding shares of Common Stock and Convertible Notes.

“Securityholder Indemnified Party” has the meaning set forth in Section 7.2.

“Securityholder Indemnified Parties” has the meaning set forth in Section 7.2.

“Securityholder Indemnifying Parties” has the meaning set forth in Section 7.1.

“Special Cap” has the meaning set forth in Section 7.3(b).

“Stockholders” means the holders of shares of Common Stock.

“Straddle Period” has the meaning set forth in Section 5.6(e).

“Tax” (including with correlative meaning the terms “Taxes” and “Taxable”) means (a) any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or Liabilities, including, without limitation, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, registration, recording, excise, Real Property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, production, goods and services, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, escheat, windfall profits, customs duties, franchise, estimated and other taxes, customs, duties or government fee, or other like assessment or charge of any kind whatsoever imposed by any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof and (b) any Liability of any Person for the payment of amounts of the type described in clause (a) as a transferee, successor or payable pursuant to a contractual obligation.

“Tax Matter” has the meaning set forth in Section 5.6(c).

“Tax Return” means any and all reports, returns (including information returns), declarations, claim for refund or statements relating to Taxes, including any schedule or attachment thereto and any related or supporting workpapers or information with respect to any of the foregoing, including any amendment thereof required to be filed with or submitted to any Governmental Authority in connection with the determination, assessment, collection or payment of Taxes or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.

“Third Party” means any Person other than any of the parties hereto or their respective Affiliates.

“Third Party Claim” has the meaning set forth in Section 7.5(b).

“Transaction Costs” means, without duplication, any cost or expense of any kind or nature incurred by, paid by, or to be paid by, the Company in connection with (A) the Merger and this Agreement and the transactions contemplated by this Agreement and (B) any related sale or financing process conducted by the Company prior to the Closing, including, in each case and without duplication, (i) any fee or expense of any investment banker, financial advisor, legal counsel, accountant or other professional advisor, (ii) any premium or related cost for any directors’ and officers’ liability insurance (including the D&O Tail Policy) purchased by the Company in connection with the transactions contemplated by this Agreement, (iii) all Company Employee Indebtedness, (iv) any transaction bonuses or retention bonuses and the employer portion of any associated employment, payroll or similar Tax, and any other change of control payment, including the payments required by Section 3.06 of the Mayo Foundation for Medical Education and Research Patent License and Know-How Agreement of the Company dated on or about December 10, 2019 (the “License Agreement”), (vii) one half of the costs and expenses of the Paying Agent, (viii) any payment, consideration, costs or fees associated with obtaining any consents, waivers or approvals of, or providing notices to, any party under any Contract of the Company as are required in connection with the Merger for any such Contract to remain in full force and effect following the Closing, and (ix) the amount of the Expense Fund.

“Transaction Documents” means this Agreement and each of the other agreements and instruments contemplated hereby and thereby to be executed by the Company, Buyer, a Securityholder, the Representative and/or any of their respective Affiliates.

“Transfer Taxes” means all transfer, stock transfer, documentary, sales, use, value-added stamp, registration and other similar Taxes and fees, including stamp duty (including any penalties and interest).

“Unresolved Claims” has the meaning set forth in Section 7.7(b).

“Valid Claim” means with respect to a particular country or region, a claim in any unexpired and issued Patent (or any Patent term extension or supplementary protection certificate thereof) that has not irretrievably lapsed or been abandoned, disclaimed, permanently revoked, dedicated to the public or held invalid, unenforceable or not patentable by a final non-appealable decision of a court of competent jurisdiction or Governmental Authority.

Section 8.2 Accounting Terms. Except as otherwise expressly provided in this Agreement, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered hereunder shall be prepared, in accordance with GAAP.

Section 8.3 Usage. The defined terms herein shall apply equally to both the singular and plural forms of the terms defined, and if a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to “Articles”, “Sections” and “Exhibits” shall be deemed to be references to Articles and Sections of and Exhibits to this Agreement unless the context shall otherwise require. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “or” is not exclusive. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. Unless otherwise expressly provided, wherever the consent of any Person is required or permitted herein, such consent may be withheld in such Person’s sole and absolute discretion.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing as follows and in no other manner:

(a) by mutual written consent of Buyer, on the one hand, and the Company, on the other hand;

(b) by Buyer, on the one hand, or the Company, if (i) a court of competent jurisdiction or other Governmental Authority shall have issued a final, non-appealable judgment or taken any action having the effect of permanently restraining or enjoining or otherwise prohibiting the Merger or any other transactions contemplated by this Agreement or (ii) there has been adopted an applicable Law that makes the consummation of the Merger on the terms and conditions contemplated by this Agreement illegal;

(c) by Buyer, on the one hand, or by the Company, on the other hand, if the Closing has not occurred on or prior to the date that is 60 days after the date hereof;

(d) by Buyer, upon a breach of any covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company has become untrue, in each case, such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied;

(e) by the Company, upon a breach of any covenant or agreement on the part of Buyer or Merger Sub set forth in this Agreement, or if any representation or warranty of Buyer or Merger Sub has become untrue, in each case, such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied.

Section 9.2 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement will become void and have no further legal effect without any liability or obligation on the part of any Party, (i) except that the provisions of this Section 9.2 and Article X will survive any termination of this Agreement and (ii) except that no such termination will relieve any Party from liability for Fraud or willful breach occurring prior to the termination hereof.

ARTICLE X

GENERAL

Section 10.1 Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by e-mail (with confirmation of receipt), by registered or certified mail, postage prepaid, or by nationally recognized overnight courier service, as follows:

If to Buyer:	With a required copy to (which shall not constitute notice):

EnCarda, Inc. Attn: [***] Email: [***]	Goodwin Procter LLP 100 Northern Ave. Boston, MA 02109 Attention: [***] Email: [***]

If to the Securityholder Representative:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Email: [***]

If to the Company:

Rancho Santa Fe Bio, Inc.

8632 Via Rancho Cielo

Rancho Santa Fe, CA 92067-2833

Attention: [***]

Email: [***]

With a required copy to (which shall not constitute notice):

Potomac Law Group, PLLC

1717 Pennsylvania Avenue, NW, Suite 1025

Washington, D.C. 20006

Attention: [***]

Email: [***]

If to the Securityholders: to the address, phone, fax or e-mail opposite each Securityholder’s name in Section 10.1 of the Disclosure Schedule; or to such other address as the Person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Any notices delivered other than via email shall contain an email copy in accordance with the addresses set forth above in order to be deemed given. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given (a) as of the date so delivered, e-mailed or telefaxed, (b) one Business Day after it is sent for next Business Day delivery via a reputable nationwide overnight courier service, (c) four Business Days after it is sent by registered or certified mail, and (d) if given by any other means, shall be deemed given only when actually received by the addressees.

Section 10.2 Entire Agreement. This Agreement (which includes the Disclosure Schedule, the other Schedules hereto and the Exhibits hereto), the other Transaction Documents, and all other agreements contemplated hereby sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. Each of the Disclosure Schedule, Schedules and Exhibits is incorporated into this Agreement by this reference and expressly made a part hereof.

Section 10.3 Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned without the prior written consent of the other parties hereto (except by operation of Law), provided that the prior written consent of the Representative shall only be required after the Closing, and shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors, heirs and legal representatives; provided further that notwithstanding the foregoing, Buyer may assign any or all of its rights, obligations or Liabilities hereunder to any of its Affiliates following advance written notice of such assignment to the Company (before the Closing) and the Representative (after the Closing); provided, further, that no assignment shall relieve any party of its obligations hereunder. Any attempted assignment in violation of the provisions hereof shall be null and void and have no effect.

Section 10.4 Counterparts; Facsimile Signatures. This Agreement may be executed in multiple counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. For purposes of this Agreement, facsimile or.PDF signatures shall be deemed originals.

Section 10.5 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the internal state of Delaware, without regard to the conflicts of laws principles thereof.

(b) Each of the parties hereby irrevocably and unconditionally consents to submit any dispute arising under or in connection with this Agreement, any agreement, document or instrument entered into pursuant to this Agreement, or the transactions contemplated hereby, with respect to any provision of this Agreement or any agreement entered into pursuant to this Agreement (a “Dispute”) to the sole and exclusive jurisdiction of any state or federal courts sitting in the State of Delaware (the “Chosen Courts”). Each party agrees not to commence any litigation relating to any Dispute except in the Chosen Courts, waives any objection to the laying of venue of any such litigation in the Chosen Courts, and agrees not to plead or claim in any Chosen Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt to the persons listed in Section 10.1 above at the listed addresses. Service made pursuant to the preceding sentence above shall have the same legal force and effect as if served upon such party personally within the State of Delaware. Notwithstanding the dispute resolution procedures set forth in this Section 7.5(b), in the event of an actual or threatened breach of this Agreement, the aggrieved party may seek equitable relief (including restraining orders, specific performance or other injunctive relief), without first submitting to any dispute resolution procedures hereunder.

(c) EXCEPT AS LIMITED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Section 10.6 Specific Performance. Each party hereto acknowledges that the parties hereto will be irreparably harmed and that there will be no adequate remedy at law for any violation by any party of any of the covenants or agreements contained in the Transaction Documents. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each of the parties hereto shall have the right, prior to any termination of this Agreement, to injunctive relief to restrain a breach or threatened breach of, or otherwise to seek to obtain specific performance of, any other party’s covenants and agreements contained in the Transaction Documents, in the Chosen Courts, in addition to any other remedy to which it may be entitled, at law or in equity, and each party hereto waives any requirement for the securing or posting of any bond or security in connection with any such remedy.

Section 10.7 Severability. If any provision of this Agreement or the application thereof to any Person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such Person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

Section 10.8 Amendment; Waiver. Any provision of this Agreement may be modified, supplemented or waived only by an instrument in writing duly executed by (a) the Representative and (b) Buyer. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 10.9 Absence of Third Party Beneficiary Rights. No provision of this Agreement is intended, nor will be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in any client, customer, Affiliate, stockholder, officer, director, employee or partner of any party hereto or any other Person, other than (a) the parties hereto, (b) the Buyer Indemnified Parties and the Securityholder Indemnified Parties (who shall be third party beneficiaries of Article VII) and (c) the Indemnified Persons set forth in Section 5.8.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the day and year first written above.

BUYER:	ENCARDA, INC.

	By:	/s/ Tassos Gianakakos
	Name:	Tassos Gianakakos
	Title:	Chief Executive Officer

MERGER SUB:	RSF MERGER SUB, INC.

	By:	/s/ Tassos Gianakakos
	Name:	Tassos Gianakakos
	Title:	Chief Executive Officer & President

COMPANY:	RANCHO SANTA FE BIO, INC.

	By:	/s/ Randy Berholtz
	Name:	Randy Berholtz
	Title:	CEO

REPRESENTATIVE:	Shareholder representative Services LLC,
solely in its capacity as the Representative

	By:	/s/ Sam Riffe
	Name:	Sam Riffe
	Title:	Managing Director

[Signature Page to Merger Agreement]

SECURITYHOLDERS:	Mayo Foundation for Medical Education and Research

	By:	/s/ Julie A. Henry
	Name	Julie A. Henry
	Title:	Chair, Business Development

/s/ Randy Berholtz
Randy Berholtz

/s/ Leonard Miller
Leonard Miller

/s/ Laura Lewerentz-Juziuk
Laura Lewerentz-Juziuk

[Signature Page to Merger Agreement]

Exhibit A

Form of Certificate of Merger

[***]

Exhibit B

Form of Letter of Transmittal

[***]

Exhibit C

Form of Paying Agent Agreement

[***]

Exhibit D

Form of Note Cancellation Agreement

[***]

Exhibit E

Form of Amendment to Patent License and Know-How Agreement

[***]

Exhibit F

Form of Consultant Termination Agreement

[***]

Exhibit G

Form of FIRPTA Certificate

[***]

Exhibit H

Estimated Allocation Schedule

[***]

Schedule A

Securityholders

[***]

Schedule B

Disclosure Schedule

[***]

FIRST AMENDMENT

TO THE

AGREEMENT AND PLAN OF MERGER

This First Amendment to the Agreement and Plan of Merger (this “Amendment”) is made and entered into effective as of May 9, 2024, by and among EnCarda, Inc., a Delaware corporation (“Buyer”), RSF Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Rancho Santa Fe Bio, Inc., a Delaware corporation (the “Company”), Mayo Foundation for Medical Education and Research (“Mayo”), Randy Berholtz, Leonard Miller, Laura Lewerentz-Juziuk, and Shareholder Representative Services LLC, a Colorado limited liability company (the “Representative”). Each of Buyer, Merger Sub, the Company, Mayo, the Security Holders and the Representatives shall, collectively, be referred to as the “Parties”.

RECITALS

WHEREAS, the Parties previously entered into that certain Agreement and Plan of Merger, dated as of March 11, 2024 (as amended, modified or supplemented as of the date hereof, the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company to be the surviving corporation of the merger and a wholly owned subsidiary of Buyer; and

WHEREAS, in accordance with Section 10.8 of the Merger Agreement, the Parties desire to amend the Merger Agreement on the terms set forth herein.

NOW, THEREFORE, the parties, in consideration of their mutual covenants and agreements herein set forth, and intending to be legally bound hereby, do hereby covenant and agree as follows:

1.	Amendments.

1.1.	Section 7.3(d) is amended by inserting the following sentence at the end thereof:

“For the avoidance of doubt, no Noteholder will have any indemnification obligations that exceed the Note Payoff Amount paid to such Noteholder.”

1.2.	Section 8.1 is amended by replacing the following definitions in their entirety with the following:

“Indebtedness” of any Person means, without duplication, (a) any obligations for borrowed money, or with respect to deposits or advances of any kind, and any prepayment premiums, penalties and any other fees and expenses paid to satisfy such indebtedness (including the Convertible Notes, provided that an amount equal to [***] for payment of interest accrued for the period May 11, 2024 to May 27, 2024 with respect to the Convertible Notes shall not be considered Indebtedness but shall instead be an additional expense paid exclusively by Buyer at Closing), (b) any obligations evidenced by bonds, debentures, notes or similar instruments, (c) unpaid bonuses, deferred compensation (provided that an amount equal to (i) [***] for payment of deferred compensation owed to [***] for May 1,2024 to May 27, 2024, (ii) [***] for payment of deferred compensation owed to [***] for May 1, 2024 to May 27, 2024, and (iii) [***] for payment of deferred compensation owed to [***] for

May 1, 2024 to May 27, 2024 shall not be considered Indebtedness but shall instead be an additional expense paid exclusively by Buyer at Closing), and severance liabilities or obligations as if all amounts were due as of the Closing Date, including, in each case, the employer portion of any employment, payroll or similar Taxes related thereto (except to the extent otherwise included in Company Employee Indebtedness), (d) any obligations upon which interest charges are customarily paid (excluding trade accounts payable), (e) any obligations under conditional sale or other title retention agreements, (f) any obligations issued or assumed as the deferred purchase price of property or services (excluding obligations to creditors for goods and services incurred in the ordinary course of such Person’s business), (g) any capitalized lease obligations, (h) any deferred revenue obligations, (i) any obligations of others secured by any Lien (other than a Permitted Lien) on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (j) any obligations under interest rate or currency swap transactions (valued at the termination value thereof), (k) any amounts owed with respect to drawn letters of credit issued for the account of such Person, (1) any obligations to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities or property, (m) any guaranties or arrangements having the economic effect of a guaranty by such Person of any indebtedness of any other Person, (n) any accrued interest or penalties on any of the foregoing, (o) [***] of the past due payables owed to EuroApi and Catalent as of the Closing, which amount is [***] as of the date of this Agreement (o) accrued but unpaid income Taxes. For the avoidance of doubt, Indebtedness shall not include Transaction Costs.

“Transaction Costs” means, without duplication, any cost or expense of any kind or nature incurred by, paid by, or to be paid by, the Company in connection with (A) the Merger and this Agreement and the transactions contemplated by this Agreement and (B) any related sale or financing process conducted by the Company prior to the Closing, including, in each case and without duplication, (i) any fee or expense of any investment banker, financial advisor, legal counsel (provided that all legal costs and expenses of the Company after May 10, 2024 shall not be considered a Transaction Cost and shall instead be an additional expense paid exclusively by Buyer at Closing, up to a maximum amount of [***]), accountant or other professional advisor, (ii) any premium or related cost for any directors’ and officers’ liability insurance (including the D&O Tail Policy) purchased by the Company in connection with the transactions contemplated by this Agreement, (iii) all Company Employee Indebtedness (provided that an amount equal to (i) [***] for payment of deferred compensation owed to [***] for May 1, 2024 to May 27, 2024, (ii) [***] for payment of deferred compensation owed to [***] for May 1, 2024 to May 27, 2024], and (iii) [***] for payment of deferred compensation owed to [***] for May 1, 2024 to May 27, 2024 shall not be considered Indebtedness but shall instead be an additional expense paid exclusively by Buyer at Closing), (iv) any transaction bonuses or retention bonuses and the employer portion of any associated employment, payroll or similar Tax, and any other change of control payment, including the payments required by Section 3.06 of the Mayo Foundation for Medical Education and Research Patent License and Know-How Agreement of the Company dated on or about December 10, 2019 (the “License Agreement”‘), (vii) one half of the costs and expenses of the Paying Agent (provided that any increase in amounts owed to Paying Agent related to additional solicitations or similar expenses related to changing the closing date from no later than May 10,

3

2024 to a later date or dates, shall not be considered Transaction Cost and shall instead be additional expenses paid exclusively by Buyer at Closing), (viii) any payment, consideration, costs or fees associated with obtaining any consents, waivers or approvals of, or providing notices to, any party under any Contract of the Company as are required in connection with the Merger for any such Contract to remain in full force and effect following the Closing, and (ix) the amount of the Expense Fund.

1.3.	Section 9.1(c) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“(c) by Buyer, on the one hand, or by the Company, on the other hand, if the Closing has not occurred on or prior to May 27, 2024.”

2.	Miscellaneous.

2.1.	Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

2.2.

No Further Amendment. Except as expressly modified by this Amendment, all of the terms, covenants and provisions of the Merger Agreement shall continue in full force and effect. In the event of any conflict or ambiguity between the terms, covenants and provisions of this Amendment and those of the Merger Agreement as existing prior to this Amendment, the terms, covenants and provisions of this Amendment shall control.

2.3.	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflict of laws principles.

2.4.	Entire Agreement. This Amendment constitutes the entire understanding between the parties with respect to the subject matter hereof, and supersedes any prior understanding, written or oral.

2.5.	Binding Agreement. This Amendment shall be binding upon the heirs, executors, administrators, successors and permitted assigns of the parties.

2.6.

Counterparts: Delivery. This Amendment may be signed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Any signed counterpart may be delivered by facsimile or other form of electronic transmission (e.g, .pdf) with the same legal force and effect for all purposes as delivery of an originally signed agreement.

[signature page follows]

4

IN WITNESS WHEREOF, the parties have caused this First Amendment to the Agreement and Plan of Merger to be executed and delivered as of the day and year first above written.

BUYER:

ENCARDA, INC.

By:	/s/ Tassos Gianakakos
Name: Tassos Gianakakos
Title: Chief Executive Officer

MERGER SUB:

RSF MERGER SUB, INC.

By:	/s/ Tassos Gianakakos
Name: Tassos Gianakakos
Title: Chief Executive Officer and President

COMPANY:

RANCHO SANTA FE BIO, INC.

By:	/s/ Randy Berholtz
Name: Randy Berholtz
Title: CEO

MAYO:

MAYO FOUNDATION FOR MEDICAL EDUCATION AND RESEARCH

By	/s/ Andrew Danielsen
Name: Andrew Danielsen
Title: Chair, Mayo Clinic Ventures

[Signature Page to First Amendment to Merger Agreement]

REPRESENTATIVE:

SHAREHOLDER REPRESENTATIVE SERVICES LLC

By	/s/ Corey Quinlan
Name: Corey Quinlan
Title: Director

RANDY BERHOLTZ

/s/ Randy Berholtz

LEONARD MILLER

/s/ Leonard Miller

LAURA LEWERENTZ-JUZIUK

/s/ Laura Lewerentz-Juziuk